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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14D-9
                            RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)
                            ------------------------

                       PRODIGY COMMUNICATIONS CORPORATION
                           (NAME OF SUBJECT COMPANY)

                       PRODIGY COMMUNICATIONS CORPORATION
                      (NAMES OF PERSONS FILING STATEMENT)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                CUSIP 74283 P107
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                DANIEL IANNOTTI
                       PRODIGY COMMUNICATIONS CORPORATION
                             6500 RIVER PLACE BLVD.
                                  BUILDING III
                                AUSTIN, TX 78730
                                 (512) 527-1150
     (NAME, ADDRESS, AND TELEPHONE NUMBERS OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSONS FILING STATEMENT)

                                WITH COPIES TO:

                                ROBERT S. BAIRD
                             VINSON & ELKINS L.L.P.
                              ONE AMERICAN CENTER
                              600 CONGRESS AVENUE
                                   SUITE 2700
                             AUSTIN, TX 78701-3200
                                 (512) 495-8400

                            ------------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     This Amendment No. 2 amends and supplements the Schedule 14D-9 filed by Prodigy Communications Corporation ("Prodigy"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") on October 16, 2001, as amended and supplemented by Amendment No. 1 filed with the SEC on October 18, 2001.
--------------------------------------------------------------------------------
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

ITEM 1.  SUBJECT COMPANY INFORMATION

     (a) The name of the subject company is Prodigy Communications Corporation, a Delaware corporation. Prodigy's principal executive offices are located at 6500 River Place Blvd., Building III, Austin, TX 78730 and its telephone number is (512) 527-1500.

     (b) The class of securities to which this Amendment No. 2 relates is Class A Common Stock. As of August 7, 2001, there were 70,480,750 shares of Class A Common Stock outstanding and approximately 4,196,213 shares of Class A Common Stock subject to issuance at $6.60 or less pursuant to Prodigy's stock option and incentive plans.

     (c) On February 10, 1999, Prodigy issued 11,200,000 shares of its Class A Common Stock in an underwritten public offering registered pursuant to the Securities Act of 1933 at a price of $15.00 per share. The aggregate proceeds from the offering were $168,000,000.

ITEM 2.  IDENTITY AND BACKGROUND OF FILING PERSON

     (a) The filing person of this Amendment No. 2 is Prodigy Communications Corporation, a Delaware corporation. The business address and business telephone number of Prodigy are set forth in Item 1(a) above.

     (b) This Amendment No. 2 relates to the tender offer by SBC Internet Communications, Inc. ("SBC Internet"), an indirect wholly owned subsidiary of SBC Communications Inc. ("SBC"), to purchase all of the outstanding Class A Common Stock of Prodigy not currently owned by SBC at a price of $6.60 per share on the terms and conditions set forth in its Supplement to the Offer to Purchase dated October 2, 2001 which was filed with the SEC on October 19, 2001 by SBC Internet as an exhibit to Amendment No. 3 to Schedule TO (the "Amended Schedule TO") and related Letter of Transmittal (together with the Supplement to the Offer to Purchase, the "Amended Offer").

     (c) Reference is made to Exhibit 8 to this Amendment No. 2 which contains the information relating to Prodigy's Officers and Directors.

ITEM 3.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     (a) Prodigy's most recent Form 10-K filed with the SEC is incorporated herein by reference. The information set forth under "SBC Transaction" and "Certain Factors That May Affect Future Operating Results" discuss SBC's relationship with Prodigy and the potential for conflicts of interest.

     (b) On October 2, 2001, SBC Internet commenced a tender offer to purchase all of Prodigy's outstanding Class A Common Stock not currently owned by SBC at a price of $5.45 per share on the terms and conditions set forth in its Offer to Purchase dated October 2, 2001 which was filed with the SEC on October 2, 2001 by SBC Internet as an exhibit to Schedule TO (the "Initial Schedule TO") and related Letter of Transmittal (together with the Offer to Purchase, the "Original Offer").

         On October 17, 2001, SBC, SBC Internet and Prodigy reached a definitive agreement (the "Merger Agreement") which provides for, among other things, (i) an increase in the price per share of Class A Common Stock to be paid pursuant to the Amended Offer from $5.45 per share to $6.60 per share, net to the seller in cash, (ii) the amendment and restatement of the conditions to the Amended Offer and (iii) the merger of SBC Internet (or another direct or indirect wholly owned subsidiary of SBC) with and into Prodigy (the "Merger") as promptly as is practicable following the consummation of the Amended Offer. A copy of the Merger Agreement is included as an exhibit to the Amended Schedule TO. A copy of SBC's and Prodigy's joint press release announcing the Merger Agreement is attached as Exhibit 6 to this Amendment No. 2.

     (c) Prodigy and SBC have reached an understanding to amend the Internet Service Resale Agreement ("Resale Agreement") to allow SBC to reduce portal payments to Prodigy for DSL services for those DSL subscribers who do not use and cancel the DSL service. The understanding was approved by an Independent Directors Committee of Prodigy's Board of Directors (the "Committee") on September 26, 2001 but the amendment has not yet been executed by Prodigy or SBC. The proposed amendment is attached as
         Exhibit 1.

     (d) Prodigy and SBC have reached an understanding to amend the Narrowband Internet Sales Agency Agreement to allow Prodigy to delay the date on which Prodigy incurs an obligation to make bounty payments to SBC for the acquisition of dial-up subscribers who initially pay a discounted promotional rate. The understanding would amend the Narrowband Internet Sales Agency Agreement by delaying the incurrence of the obligation for such bounty payments until the issuance of the third monthly bill for Prodigy's service. The understanding was approved by the Committee on September 26, 2001 but the amendment has not yet been executed by Prodigy or SBC. The proposed amendment is attached as Exhibit 2.

     (e) Prodigy and SBC have reached an understanding to amend the Resale Agreement to provide that SBC will be the retailer of ISDN Internet access service and that such subscribers will be treated as if they are business dial-up subscribers. Under the amendment, SBC will pay Prodigy the monthly business dial-up fee for such ISDN subscribers. The understanding was approved by the Committee on September 26, 2001 but the amendment has not yet been executed by Prodigy or SBC. The proposed amendment is attached as Exhibit 3.

     (f) SBC's shared voting power and ownership of Prodigy and Prodigy's common stock are identified in Item 6, "Special Factors, Background of SBC's Investment in Prodigy" and "Security Ownership of Certain Beneficial Owners and Management" of SBC's Original Offer and Schedule TO filed with the SEC on October 2, 2001 which is incorporated herein by reference.

     (g) See "Additional Information" in SBC's Amendment No. 1 to Schedule TO filed with the SEC on October 15, 2001 which is incorporated herein by reference.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION

     (a) FOR THE REASONS SET FORTH BELOW, PRODIGY RECOMMENDS THAT ITS STOCKHOLDERS ACCEPT THE AMENDED OFFER AND TENDER THEIR SHARES OF CLASS A COMMON STOCK PURSUANT TO THE AMENDED OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     (b) Due to SBC's significant ownership of Prodigy and the various business relationships with Prodigy, Prodigy's Board of Directors recognized the potential for a conflict of interest between SBC and Prodigy and formed the Committee in December of 2000 to independently evaluate Prodigy and SBC agreements. The Committee is comprised of three members of Prodigy's Board of Directors who have no affiliation with SBC or any other major stockholder. The Board delegated the authority to the Committee to determine what recommendation Prodigy would make to its stockholders with respect to SBC's tender offer.

     (c) On October 15, 2001, the Committee unanimously determined that Prodigy was unable to take a position at that time on a recommendation to its stockholders. The reasons for that position were as follows:

        - The possibility of an increase in the Original Offer price by SBC. On October 15, 2001, SBC filed Amendment No. 1 to its Schedule TO which describes the status of discussions between SBC and its representatives with the Committee and its representatives.

        - The possibility of a negotiated transaction between Prodigy and SBC whereby Prodigy would be acquired by SBC.

        Prodigy's original letter transmitting its position to its stockholders is attached as Exhibit 4. Prodigy's press release dated October 16, 2001 announcing its position is attached as Exhibit 5.

     (d) On October 17, 2001, the Committee unanimously determined that Prodigy would recommend to its stockholders that they accept the Amended Offer and tender their shares of Class A Common Stock pursuant to the Amended Offer and recommended that Prodigy's Board of Directors approve and adopt the Merger Agreement and the Merger. In making its determination and recommendation, the Committee considered a number of factors, including, without limitation, the following:

        - The historical and current market prices of the Class A Common Stock and the fact that the Amended Offer price represents a substantial premium over the closing price of the Class A Common Stock of $3.54 on September 21, 2001, the last trading day prior to the announcement of Original Offer and over the 10, 20 and 30 day trading days average prior to such announcement.

        - The trading history of the Class A Common Stock and a comparison of such trading history with the stock trading histories of other companies in Prodigy's industry and of stock market indices that were deemed relevant.

        - Prodigy's business, financial condition, results of operation, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects in light of the unsettled general economic conditions and the unstable industry conditions under which Prodigy is operating.

        - The current and prospective conditions and trends in Prodigy's industry and the anticipated effect of such conditions and trends on Prodigy's business and its stockholders.

        - The presentation of Deutsche Banc Alex. Brown Inc. ("DBAB") to the Committee at its meeting on October 17, 2001, as to various financial and other matters relevant to the Committee's consideration, a copy of which is attached as Exhibit 10.

        - The opinion of DBAB as of October 17, 2001, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the $6.60 per share in cash to be received by the holders of Prodigy's Class A Common Stock, other than SBC and its affiliates, in the Amended Offer and the Merger is fair, from financial point of view, to such stockholders. The full text of DBAB's Fairness Opinion is attached hereto as Exhibit 11.

        - The fact that the Amended Offer and the Merger provide for a prompt cash tender offer for all shares of Class A Common Stock to be followed by the Merger for the same consideration, thereby enabling Prodigy's stockholders, at the earliest possible time, to obtain the benefits of the transaction in exchange for their shares of Class A Common Stock.

        - The likelihood of the consummation of the Amended Offer and the Merger and the limited conditions to the consummation of the Amended Offer and the Merger.

        - The representation of SBC that it will have sufficient funds to consummate the Amended Offer and the Merger and the fact that the Amended Offer and the Merger are not subject to a financing condition.

        - The availability of, and the comparative risks and benefits to Prodigy's stockholders from pursuing, other strategic alternatives to maximize stockholder value, including remaining independent and executing Prodigy's long-term strategic plan.

        - The judgment of the Committee, based on extensive arm's length negotiations with SBC, that the Amended Offer price represented the highest price that SBC would be willing to pay in the Amended Offer.

        - The advice of Prodigy's legal advisors with respect to the terms of the Merger Agreement, the Amended Offer and the Merger.

        The Committee did not consider the relationship of the Amended Offer price to Prodigy's liquidation value or net book value. The Committee does not believe liquidation value is relevant because substantial value results from continuing Prodigy as a going concern and any liquidation would destroy that value. In addition, the Committee believes the history of liquidations of Internet related businesses demonstrates how little value is realizable on liquidation of such businesses and does not believe Prodigy has significant assets that could be liquidated. In addition, the Committee does not believe that net book value has any meaningful relation to the economic value of the Class A Common Stock, particularly because a majority of Prodigy's assets are intangible assets. Out of approximately $648 million in total assets at June 30, 2001, $487 million of Prodigy's assets were goodwill and other intangibles that cannot readily be monetized.

     (e) Based on the recommendation of the Committee, Prodigy's Board of Directors approved and adopted the Merger Agreement and Merger. Prodigy's letter transmitting its position to its stockholders is attached as Exhibit 12.

     (f) To the best of Prodigy's knowledge, after making reasonable inquiry, and except as restricted by Section 16(b) of the Securities Exchange Act of 1934, all of Prodigy's executive officers and directors currently intend to tender pursuant to the Amended Offer any shares held of record or beneficially owned by them as of the date hereof.

     (g) Opinion of Prodigy's Financial Advisor

         DBAB has acted as financial advisor to the Committee in connection with the Original Offer, the Amended Offer and the Merger. At the October 17, 2001 meeting of the Committee, DBAB delivered to the Committee its oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DBAB, the $6.60 per share cash consideration to be paid in the Amended Offer and the Merger was fair, from a financial point of view, to the holders of Class A Common Stock other than SBC and its affiliates.

         DBAB'S VALUATION METHODOLOGY IS SUMMARIZED BELOW AND THE FULL TEXT OF DBAB'S WRITTEN OPINION, DATED OCTOBER 17, 2001, WHICH SETS FORTH AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DBAB IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT 11 TO THIS AMENDMENT NO. 2 AND IS INCORPORATED HEREIN BY REFERENCE. PRODIGY'S STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS AMENDMENT NO. 2 IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In connection with DBAB's role as financial advisor to the Committee, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning Prodigy and SBC and certain internal analyses and other information furnished to it by management of Prodigy. DBAB has also held discussions with members of the senior management of Prodigy regarding the business and prospects of Prodigy. In addition, DBAB has (i) reviewed the historical reported prices and trading activity for Class A Common Stock, (ii) compared certain financial and stock market information for Prodigy with similar information for certain companies whose securities are publicly traded,
         (iii) reviewed the financial terms of certain recent business combinations which it deemed relevant to its analyses, (iv) reviewed the terms of the Initial Schedule TO and a draft of the Merger Agreement dated October 13, 2001, (v) took into account the expected terms of the Stockholder Voting Agreement (the "Stockholder Voting Agreement") by and among SBC, Telefonos de Mexico, S.A. de C.V. ("Telmex"), Telmex Financial Ventures, LLC ("TFV") and Carso Global Telecom, S.A. de C.V. ("CGT") pursuant to which Telmex, TFV and CGT confirmed to SBC their willingness to tender (and not withdraw) all of the shares of Class A Common Stock owned by them into the Amended Offer, to vote in favor of the Merger and against any transaction or other action that could interfere with the timely completion of the Merger and to refrain from, prior to the effective time of the Merger, in any way transferring or disposing of any shares of Class A Common Stock owned by them except by tender into the Amended Offer, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate, including SBC's current ownership of Class A Common Stock and discussions with Prodigy's management regarding SBC's contractual relationship with Prodigy.

         In preparing its opinion, DBAB did not assume responsibility for independent verification of any information, whether publicly available or furnished to it, concerning Prodigy, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB assumed and relied upon the accuracy and completeness of all such information, and DBAB did not conduct a physical inspection of any of the properties or assets and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Prodigy. With respect to management's financial forecasts and projections made available to DBAB by Prodigy's management and used in DBAB's analyses, DBAB assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Prodigy, as to the matters covered thereby. While Prodigy's management provided DBAB with various alternative projections reflecting different possible scenarios for Prodigy's business, DBAB relied for purposes of rendering its opinion on the alternatives that Prodigy's management identified to DBAB as the appropriate scenarios to use for the purposes of its opinion, and therefore assumed that Prodigy's financial results will correspond with the projections in such alternatives, but in any event will fall between such alternatives. In rendering its opinion, DBAB expresses no view as to the reasonableness of any such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

         For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of Prodigy, SBC and SBC Internet contained in the Merger Agreement are true and correct, each of the parties thereto will perform all of the covenants and agreements to be performed by it under the Merger Agreement and the Shareholder Voting Agreement, as the case may be, and all conditions to the obligations of each of Prodigy, SBC and SBC Internet to consummate the Amended Offer and Merger will be satisfied without any waiver thereof. DBAB also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it, and the Merger Agreement and any amendment to the Initial Schedule TO containing the terms and conditions of the final offer would not contain any terms or provisions that would adversely affect DBAB's analyses. DBAB further assumed that the Stockholder Voting Agreement would contain the terms described to it by Prodigy and would not contain any terms or provisions that adversely affect DBAB's analyses.

         In connection with DBAB's role as financial advisor to the Committee and in arriving at its opinion, DBAB was not requested to, and did not, solicit from any third party any indications of interest in acquiring all or any part of Prodigy or investigate any alternative transactions, and its opinion does not address the relative merits of the Amended Offer and Merger as compared to any alternative business strategies that might exist for Prodigy.

         Set forth below is a brief summary of certain financial analyses performed by DBAB in connection with its opinion and reviewed with the Committee at its meeting on October 17, 2001.

         HISTORICAL STOCK PERFORMANCE AND IMPLIED PREMIUM ANALYSIS. DBAB reviewed and analyzed recent and historical market prices and trading volume for Class A Common Stock and adjusted such market prices using the performance of certain stock market indices and a certain peer's stock during the same period. The peer company used for purposes of this analysis was EarthLink, Inc. ("EarthLink").

         DBAB noted the price of Class A Common Stock from: (i) May 17, 2001 through September 21, 2001 (the date of the announcement of the Original Offer) and May 17, 2001 through September 10, 2001 (the day prior to the terrorist attacks); (ii) June 25, 2001 through September 21, 2001 and June 25, 2001 through September 10, 2001; and (iii) September 21, 2001 through October 15, 2001, and then calculated the implied price of Class A Common Stock at each end date assuming that Class A Common Stock's price performed the same as the relevant indices. The following are the results of DBAB's analysis:

            Class A Common Stock Price:  adjusted from May 17, 2001

       Adjusted Class A Common Stock Price Through the Announcement Date

                                     CLASS A COMMON                             CLASS A COMMON
                                      STOCK PRICE           INDEX VALUE          STOCK PRICE
                                        5/17/01               9/21/01              9/21/01
                                     --------------         -----------         --------------
Closing price......................      $2.11          *     167.77        =       $3.54
Adjusted using EarthLink...........      $2.11          *      96.57        =       $2.04
Adjusted using NASDAQ..............      $2.11          *      64.88        =       $1.37
Adjusted using S&P 500.............      $2.11          *      74.96        =       $1.58

              Adjusted Class A Common Stock Price through 9/10/01

                                     CLASS A COMMON                             CLASS A COMMON
                                      STOCK PRICE           INDEX VALUE          STOCK PRICE
                                        5/17/01               9/10/01              9/10/01
                                     --------------         -----------         --------------
Closing price......................      $2.11          *     248.82        =       $5.25
Adjusted using EarthLink...........      $2.11          *     104.93        =       $2.21
Adjusted using NASDAQ..............      $2.11          *      77.28        =       $1.63
Adjusted using S&P 500.............      $2.11          *      84.79        =       $1.79

            Class A Common Stock Price:  adjusted from June 25, 2001

       Adjusted Class A Common Stock Price Through the Announcement Date

                                     CLASS A COMMON                             CLASS A COMMON
                                      STOCK PRICE           INDEX VALUE          STOCK PRICE
                                        6/25/01               9/21/01              9/21/01
                                     --------------         -----------         --------------
Closing price......................      $3.92          *      90.31        =       $3.54
Adjusted using EarthLink...........      $3.92          *     105.46        =       $4.13
Adjusted using NASDAQ..............      $3.92          *      69.39        =       $2.72
Adjusted using S&P 500.............      $3.92          *      79.25        =       $3.11

              ]Adjusted Class A Common Stock Price Through 9/10/01

                                     CLASS A COMMON                             CLASS A COMMON
                                      STOCK PRICE           INDEX VALUE          STOCK PRICE
                                        6/25/01               9/10/01              9/10/01
                                     --------------         -----------         --------------
Closing price......................      $3.92          *     133.93        =       $5.25
Adjusted using EarthLink...........      $3.92          *     114.59        =       $4.49
Adjusted using NASDAQ..............      $3.92          *      82.67        =       $3.24
Adjusted using S&P 500.............      $3.92          *      89.66        =       $3.51

  Class A Common Stock Price:  adjusted from announcement to October 15, 2001

              Adjusted Class A Common Stock Price Through 10/15/01

                                     CLASS A COMMON                             CLASS A COMMON
                                      STOCK PRICE           INDEX VALUE          STOCK PRICE
                                        9/21/01              10/15/01              10/15/01
                                     --------------         -----------         --------------
Closing price......................      $3.54          *     177.40        =       $6.28
Adjusted using EarthLink...........      $3.54          *     144.82        =       $5.13
Adjusted using NASDAQ..............      $3.54          *     112.96        =       $4.00
Adjusted using S&P 500.............      $3.54          *     119.19        =       $4.22

DBAB also calculated the implied premium or discount of the Original Offer price of $5.45 and the Amended Offer price of $6.60 relative to: (i) the prices of Class A Common Stock on each of September 21, 2001 and September 10, 2001; (ii) various volume-weighted trading average prices calculated through each of September 21, 2001 and September 10, 2001; and (iii) adjusted prices using the relevant indices. The analysis resulted in the following implied premiums:

                                Premium Analysis

                                                                       OFFER PRICE
                                                                         PREMIUM
                                                                      (DISCOUNT) TO
                                                                         CLASS A
                                                                       COMMON STOCK
                                                                          PRICE
CLASS A COMMON                                                        --------------
STOCK PRICE CATEGORY                    CLASS A COMMON STOCK PRICE    $5.45    $6.60
--------------------                    --------------------------    -----    -----
ANNOUNCEMENT DATE (9/21)
Closing price on 9/21.................            $3.54                 54%      86%
10 trading days average (9/4).........            $4.36                 25%      51%
20 trading days average (8/20)........            $4.80                 14%      38%
30 trading days average (8/6).........            $5.00                  9%      32%

Adjusted using EarthLink since 6/25...            $4.13                 32%      60%
Adjusted using NASDAQ since 6/25......            $2.72                100%     143%
Adjusted using S&P 500 since 6/25.....            $3.11                 75%     112%
Closing price on 6/25.................            $3.92                 39%      68%

Adjusted using EarthLink since 5/17...            $2.04                167%     224%
Adjusted using NASDAQ since 5/17......            $1.37                298%     382%
Adjusted using S&P 500 since 5/17.....            $1.58                245%     318%
Closing price on 5/17.................            $2.11                158%     213%

52-week high (7/20)...................            $7.25                (25%)     (9%)
52-week low (12/19)...................            $1.13                382%     484%

DAY PRIOR TO TERRORIST ATTACKS (9/10)
Closing price on 9/10.................            $5.25                  4%      26%
10 trading days average (8/27)........            $5.45                  0%      21%
20 trading days average (8/13)........            $5.56                 (2%)     19%
30 trading days average (7/30)........            $5.52                 (1%)     20%

Adjusted using EarthLink since 6/25...            $4.49                 21%      47%
Adjusted using NASDAQ since 6/25......            $3.24                 68%     104%
Adjusted using S&P 500 since 6/25.....            $3.51                 55%      88%
Closing price on 6/25.................            $3.92                 39%      68%

                                                                       OFFER PRICE
                                                                         PREMIUM
                                                                      (DISCOUNT) TO
                                                                         CLASS A
                                                                       COMMON STOCK
                                                                          PRICE
CLASS A COMMON                                                        --------------
STOCK PRICE CATEGORY                    CLASS A COMMON STOCK PRICE    $5.45    $6.60
--------------------                    --------------------------    -----    -----
Adjusted using EarthLink since 5/17...            $2.21                147%     199%
Adjusted using NASDAQ since 5/17......            $1.63                234%     305%
Adjusted using S&P 500 since 5/17.....            $1.79                204%     269%
Closing price on 5/17.................            $2.11                158%     213%

52-week high (7/20)...................            $7.25                (25%)     (9%)
52-week low (12/19)...................            $1.13                382%     484%

GOING-PRIVATE PREMIUM ANALYSIS. Using information from publicly available sources, DBAB performed a premiums paid analysis based upon the review and analysis of the range of premiums paid in going-private transactions since January 1, 1998 involving (i) U.S. targets, (ii) interests not owned by the acquiror representing 50-80 percent of the target's outstanding common stock,
(iii) transaction values exceeding $100 million and (iv) offers being funded with cash only. The following were the transactions:

    Going-Private Transactions Analysis -- Acquisition of Remaining Interest

DATE ANN.   DATE EFF.            ACQUIROR                       TARGET
---------   ---------            --------                       ------
 1/25/01     6/21/01    Sodexho Alliance (Sodexho     Sodexho Marriott Services
                        SA)                           Inc.
11/13/00     7/23/01    Blum Capital Partners LP      CB Richard Ellis Services
11/02/00     3/31/01    Developers Diversified        American Industrial
                        Realty                        Properties
 4/20/00     9/14/00    Investor Group                Brookdale Living
                                                      Communities
 3/30/00     9/07/00    Flexi-Van Leasing Inc.        Castle & Cooke Inc.
11/22/99     2/02/00    GR Acquisition Corp.          Garden Ridge Corp.
 6/09/99     7/28/99    Merck E(Merck AG)             VWR Scientific Products
                                                      Corp.
 5/17/99    10/01/99    Allianz Life Ins. Co.         Life USA Holding Inc.
                        (Allianz)
 2/16/99     5/11/99    Delta Air Lines Inc.          ASA Holdings Inc.
12/02/98     4/23/99    Pinault-Printemps Redoute     Brylane Inc.
11/25/98     9/29/99    Investor Group                Sbarro Inc.
 5/11/98    12/07/98    Monsanto Co.                  DeKalb Genetics Corp.

Using the data developed in its Historical Stock Performance and Implied Premium Analysis, DBAB compared the implied premium represented by the Original Offer price of $5.45 and the Amended Offer price of $6.60 relative to the closing price of Class A Common Stock on the announcement date and the volume-weighted average of the closing prices of Class A Common Stock for the 10, 20, and 30 trading-day periods, respectively, through the announcement date. DBAB compared such implied premiums to low, median and high values of the relevant range of premiums paid in the precedent transactions relative to the prices of the target companies' stock on the last trading day prior to the announcement date of the precedent transaction and the average of the closing prices of the target companies' stock for the 10, 20, and 30 trading-day periods, respectively, prior to the announcement dates.

         The result of this analysis is as follows:

                         Going Private Premium Analysis
                              (announcement date)

                                    OFFER PRICE PREMIUM
                                  TO CLASS A COMMON STOCK       PRECEDENT TRANSACTIONS
                                           PRICE                RELEVANT PREMIUM RANGE
                                ----------------------------   ------------------------
                                  CLASS A
CLASS A COMMON                  COMMON STOCK
STOCK PRICE CATEGORY               PRICE       $5.45   $6.60   LOW     MEDIAN     HIGH
--------------------            ------------   -----   -----   ----    -------    -----
Closing price on 9/21.........     $3.54        54%     86%     25%(1)   31%(1)    37%(1)
10 trading days average.......     $4.36        25%     51%     27%      34%       41%
20 trading days average.......     $4.80        14%     38%     30%      38%       45%
30 trading days average.......     $5.00         9%     32%     31%      39%       46%

---------------
        (1) Premium to the closing price on the last trading day prior to the announcement date.

         DBAB also used the data developed in its Historical Stock Performance and Implied Premium Analysis to compare the implied premium represented by the Original Offer price of $5.45 and the Amended Offer price of $6.60 relative to the closing price of Class A Common Stock on the day prior to the terrorist attacks and the volume-weighted average of the closing prices of Class A Common Stock for the 10, 20, and 30 trading-day periods, respectively, through the day prior to the terrorist attacks. DBAB compared such implied premiums to low, median and high values of the relevant range of premiums paid in the precedent transactions relative to the prices of the target companies' stock on the last trading day prior to the announcement date of the precedent transaction and the average of the closing prices of the target companies' stock for the 10, 20, and 30 trading-day periods, respectively, prior to the announcement dates.

                         Going Private Premium Analysis
                                   (9/10/01)

                                    OFFER PRICE PREMIUM          PRECEDENT TRANSACTIONS
                               TO CLASS A COMMON STOCK PRICE     RELEVANT PREMIUM RANGE
                               ------------------------------   ------------------------
                                  CLASS A
CLASS A COMMON                 COMMON STOCK
STOCK PRICE CATEGORY               PRICE       $5.45   $6.60    LOW     MEDIAN     HIGH
--------------------           -------------   ------  ------   ----    -------    -----
Closing price on 9/10........      $5.25           4%    26%     25%(1)   31%(1)    37%(1)
10 trading days average......      $5.45           0%    21%     27%      34%       41%
20 trading days average......      $5.56          (2%)   19%     30%      38%       45%
30 trading days average......      $5.52          (1%)   20%     31%      39%       46%

---------------
        (1) Premium to the closing price on the last trading day prior to the announcement date.

         DBAB believes that a comparison between the offer price premiums and the relevant precedent transaction premium ranges is not simply mathematical. Rather, it also involves complex considerations and qualitative judgments, reflected in DBAB's analyses, concerning circumstances surrounding the Original Offer, the Amended Offer and the Merger.

         DISCOUNTED CASH FLOW ANALYSIS. DBAB performed a discounted cash flow analysis of Prodigy under a number of scenarios. For each scenario, DBAB calculated the discounted cash flow value of Prodigy as a sum of the net present value of (i) the estimated future unlevered free cash flow of Prodigy for the fiscal years 2001 through 2010, and (ii) the terminal value of Prodigy at the end of such period and derived the implied equity value per share of Class A Common Stock. The estimated future unlevered free cash flow was based on the financial projections for the years

         2001 through 2010 prepared by Prodigy's management. The terminal value was calculated based on unlevered free cash flow projections for 2010 prepared by Prodigy's management and an assumed perpetual growth rate beginning in 2020. Prodigy's management informed DBAB that the scenarios assuming that, at the expiration of Prodigy's Strategic and Marketing Agreement with SBC (the "SMA") at the end of 2009, Prodigy and SBC would renegotiate the SMA at a reduced monthly wholesale fee of $2.00 and $3.00 per subscriber are the most likely cases. DBAB used these cases for purposes of rendering its opinion. DBAB used varying weighted average costs of capital (between 18.5% and 22.5%) and perpetuity growth rates (between 2% and 4%) to derive a high, mid and low implied equity valuation for each case. This analysis resulted in the following ranges of implied equity valuation per share of Class A Common Stock:

                                            RANGES OF IMPLIED EQUITY VALUE PER SHARE(1)
                                          -----------------------------------------------
CASE                                        LOW                 MID                HIGH
----                                      -------             -------             -------
Base case assuming renegotiation of SMA
  after 2009 @ $3.00....................   $5.84       --      $6.71       --      $7.89
Base case assuming renegotiation of SMA
  after 2009 @ $2.00....................   $5.45       --      $6.20       --      $7.20

---------------
        (1) Based on fully diluted shares outstanding of 125.0 million, which includes options exercised given a price of $6.60, and net debt of $104 million adjusting for proceeds from options exercised.

       COMPARABLE COMPANY TRADING MULTIPLE ANALYSIS. DBAB compared certain financial information and commonly used valuation measurements for Prodigy to corresponding information and measurements for EarthLink, the only Internet service provider that DBAB deemed potentially comparable to Prodigy. Such financial information and valuation measurements for EarthLink were based on public equity research estimates and for Prodigy were based on Prodigy's public guidance and projections from Prodigy's management. DBAB calculated Prodigy's implied total enterprise value ("TEV") at both the Original Offer price of $5.45 and the Amended Offer price of $6.60 and the resulting TEV multiples of Prodigy's gross revenues, adjusted EBITDA and subscribers. DBAB also calculated the ratios of Prodigy's TEV multiples of gross revenues and adjusted EBITDA to Prodigy's projected gross revenues and adjusted EBITDA growth rates, respectively ("Growth Adjusted TEV Multiples"). DBAB compared Prodigy's TEV multiples and Growth Adjusted TEV Multiples with EarthLink's corresponding multiples, and noted that at the Amended Offer price of $6.60 (i) Prodigy's implied TEV multiples and the Growth Adjusted TEV Multiple of 2002 adjusted EBITDA were lower than EarthLink's corresponding multiples, and (ii) Prodigy's other Growth Adjusted TEV Multiples were higher than EarthLink's corresponding multiples. However, DBAB believed that these calculations did not necessarily create a useful comparison due to significant differences between EarthLink and Prodigy.

       The foregoing summary describes the analyses and factors that DBAB deemed material in its presentation to the Committee, but is not a comprehensive description of all analyses performed and factors considered by DBAB in connection with preparing its opinion. The preparation of a financial advisor's fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DBAB believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its opinion, DBAB did not assign specific weights to any particular analyses.

       In conducting its analyses and arriving at its opinion, DBAB utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling DBAB to provide its opinion to the Committee as to the fairness, from a financial point of view, of the consideration to be paid in the Amended Offer and the Merger to the holders of Class A Common Stock other than SBC and its affiliates, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DBAB made, and was provided by Prodigy's management and the Committee with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Prodigy's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors beyond the control of Prodigy or its advisors, neither Prodigy, the Committee nor DBAB nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Although DBAB provided advice to the Committee relating to the Original Offer, the Amended Offer and the Merger, the decision to recommend the Merger Agreement to Prodigy's Board of Directors and recommend the Amended Offer to the holders of Class A Common Stock other than SBC and its affiliates was solely that of the Committee and Prodigy's Board of Directors. As described above, the opinion and presentation of DBAB to the Committee were only one of a number of factors taken into consideration by the Committee and Prodigy's Board of Directors in making their determination to approve the Merger Agreement and recommend the Amended Offer to the holders of Class A Common Stock other than SBC and its affiliates. DBAB's opinion was addressed to, and was rendered for the use and benefit of, the Committee in considering the Amended Offer and the Merger and was not a recommendation to the holders of Class A Common Stock whether or not to tender their shares in the Amended Offer or vote in favor of the Merger. DBAB has expressed no opinion as to the merits of the underlying decision of the Committee to approve the Merger Agreement or recommend the Amended Offer or the Merger to Prodigy's stockholders.

The Committee selected DBAB as financial advisor in connection with the Original Offer, the Amended Offer and the Merger based on DBAB's qualifications, expertise, reputation and experience in mergers and acquisitions. The Committee retained DBAB pursuant to a letter agreement dated September 24, 2001 (the "Engagement Letter"). As compensation for DBAB's services in connection with the Original Offer, the Amended Offer and the Merger, Prodigy has agreed to pay DBAB a cash fee of $3,000,000, regardless of whether the Original Offer, the Amended Offer and the Merger are consummated. Prodigy has also agreed to reimburse DBAB for reasonable fees and disbursements of DBAB's counsel and all of DBAB's reasonable travel and other out-of-pocket expenses incurred in connection with the Original Offer, the Amended Offer and the Merger or otherwise arising out of the retention of DBAB under the Engagement Letter. Prodigy has also agreed to indemnify DBAB and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Original Offer, the Amended Offer or the Merger.

DBAB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DBAB is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Prodigy for their own accounts and for the accounts of their customers. Accordingly, members of the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     (h) Prodigy has filed DBAB's Fairness Opinion as Exhibit 11 to this Amendment No. 2 and included it in copies of this Amendment No. 2 which are being mailed to Prodigy's stockholders. Prodigy will make DBAB's Fairness Opinion available for inspection and copying at its principal executive offices during its regular business hours by any interested security holder of Prodigy or to a representative of such holder who has been so designated in writing.

ITEM 5.  PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED

     (a) The Committee engaged DBAB to advise and assist the Committee in the course of the Committee's consideration of the Original Offer, the Amended Offer, the Merger, and their fairness. The engagement letter between DBAB and Prodigy provides that Prodigy will indemnify and hold harmless DBAB from any liability resulting from its engagement other than liability resulting from DBAB's gross negligence. In the engagement letter Prodigy also agreed to reimburse DBAB for its out of pocket costs and expenses and to pay the fee described in Item 5(b) at such time as DBAB renders its opinion to the Committee.

     (b) Prodigy's Committee agreed that Prodigy would pay DBAB a fee of $3,000,000 for its assistance and analysis. No portion of the fee is contingent on the nature of DBAB's advice regarding the offer.

     (c) No material business relationship has existed between DBAB and SBC in the past two years. In December of 2000, DBAB was engaged by Prodigy, on behalf of the Committee, to evaluate the fairness of certain proposed amendments to the SMA. DBAB was paid a cash fee of $500,000, the payment of which was not conditioned on the execution of the amendments to the SMA or DBAB's advice with respect to the fairness of the proposed amendments. Other than the aforementioned engagement, no material business relationship has existed between DBAB and Prodigy in the past two years.

     (d) The Committee has engaged Fulbright & Jaworski L.L.P. as independent legal counsel. The engagement provides that Fulbright & Jaworski will be paid hourly rates for time incurred by its attorneys, plus expenses. Prodigy estimates that total expenses for the services of Fulbright & Jaworski will be approximately $75,000. Prodigy has engaged Vinson & Elkins L.L.P. to provide securities counsel and advice during the tender offer transaction. The engagement provides that Vinson & Elkins will be paid hourly rates for time incurred by its attorneys, plus expenses. Prodigy estimates that total expenses for the services of Vinson & Elkins will be approximately $50,000. Prodigy has engaged a financial printer to assist it in the filing of this document. Prodigy estimates that the total expenses for printing services will be approximately $15,000.

     (e) Except as set forth above, neither Prodigy nor any person acting on its behalf has employed, retained or compensated any other person to make any solicitations or recommendations to stockholders on its behalf concerning the Original Offer or Amended Offer.

     (f) Prodigy is not aware of any officer, director or affiliate of Prodigy who has made a recommendation either in support of or against the Amended Offer.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY

     (a) The following table lists the aggregate number and percentage of shares of Prodigy's Class A Common Stock that are beneficially owned by the directors and officers of Prodigy as of the date of this Amendment No. 2.

NAME                                                NUMBER OF SHARES    PERCENTAGE
----                                                ----------------    ----------
James R. Adams....................................        42,500            *
John Atterbury....................................            --            *
Louis R. Brill....................................        30,000            *
Chris Coleman.....................................        60,000            *
Allen Craft.......................................       100,000            *
Charles E. Foster.................................        90,000            *
Daniel Iannotti...................................       100,000            *
Robert S. McClane.................................        35,000            *
Joe C. McKinney...................................        30,000            *
Jaime Chico Pardo.................................            --            *
Robert B. Pickering...............................            --            *
Paul R. Roth......................................            --            *
Richard S. Walker.................................        93,800            *
Gregory G. Williams...............................       185,000            *
Andres Vazquez del Mercado........................         1,600            *
Denise Clarke Fraser..............................        85,000            *

        -----------------------
        * Less than 1%

     (b) Neither Prodigy, nor, to the best of its knowledge, any of its officers, directors, affiliates or subsidiaries has engaged in any transactions in Class A Common Stock in the past 60 days.

ITEM 7.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

     (a) Except as described or referred to in this Amendment No. 2, no negotiation is being undertaken or engaged in by Prodigy which relates to or would result in: (i) a tender offer or other acquisition of the shares by Prodigy; (ii) an extraordinary transaction, such as a merger, reorganization, or liquidation, involving Prodigy; (iii) a purchase, sale, or transfer of a material amount of assets by Prodigy; or (iv) any material change in the present indebtedness or capitalization of Prodigy.

     (b) At a meeting of the Board of Directors of Prodigy held on October 15, 2001, the Board granted to the Committee the authority to consider a draft of the Merger Agreement furnished by SBC to counsel for the Committee and to make any recommendations with respect thereto. The Committee recommended, and the Executive Steering Committee and the Board of Directors approved, the Merger Agreement and the Merger on October 17, 2001.

     (c) As part of the Committee's investigations concerning the Original Offer and Amended Offer, members of the Committee and its advisors engaged in the discussions with SBC and its representatives, including discussions regarding the adequacy of the price.

ITEM 8.  ADDITIONAL INFORMATION

     (a) On October 3, 2001, Telmex and CGT, collectively the largest stockholder of Prodigy common stock, announced their determination that the Original Offer was not adequately priced at $5.45 per share. Telmex and CGT announced that they had informed the Committee that, although they did not rule out a sale of Prodigy and would be prepared to give thoughtful and measured consideration to an appropriate acquisition proposal, they believed the $5.45 price contained in the Original Offer failed to adequately take into account Prodigy's fundamental values. On October 11, 2001, VarTec

         Telecom Inc., the third largest stockholder of Prodigy's Class A Common Stock, announced that it would refuse to tender its shares in the Original Offer. However, on October 17, 2001, Telmex, CGT and TFV entered into the Stockholder Voting Agreement with SBC. A copy of this Stockholder Voting Agreement is filed as Exhibit 7 to this Amendment No. 2.

     (b) On October 17, 2001, SBC and Prodigy reached an agreement in principle with plaintiffs to settle all pending stockholder litigation in Delaware relating to SBC Internet's tender offer. The agreement is subject to the approval of the Delaware Court of Chancery.

     (c) On October 19, 2001, Prodigy issued a press release reporting its financial performance for the third reporting period in 2001. A copy of the press release is attached as Exhibit 13 to this Amendment No. 2.

ITEM 9.  EXHIBITS

    *1  Proposed Amendment No. 2 to Resale Agreement
    *2  Proposed Amendment No. 1 to Internet Sales Agency Agreement
    *3  Proposed Amendment No. 3 to Resale Agreement
    *4  October 16, 2001 Shareholder Recommendation Letter
    *5  October 16, 2001 Press Release
   **6  October 18, 2001 Press Release
   **7 Letter Agreement, dated October 17, 2001, between SBC and each of Telefonos de Mexico, S.A. de C.V., Carso Global
        Telecom, S.A. de C.V. and Telmex Financial Ventures, LLC.
        (incorporated by reference to Exhibit (a)(1)(xi) to Amendment No. 2 to Schedule TO filed by SBC and SBC Internet on October 18, 2001)
  ***8  Schedule of Officers and Directors of Prodigy
  ***9 Agreement and Plan of Merger, dated as of October 17, 2001, by and among SBC, SBC Internet and Prodigy (incorporated by reference to Exhibit (d)(i) to Amendment No. 3 to Schedule
        TO filed by SBC and SBC Internet on October 19, 2001)
 ***10  DBAB Presentation dated October 16, 2001
****11  DBAB Fairness Opinion
****12  October 19, 2001 Shareholder Recommendation Letter
 ***13  October 19, 2001 Press Release

---------------

   * Previously filed with the SEC on October 16, 2001 as an exhibit to Prodigy's Schedule 14D-9

  ** Previously filed with the SEC on October 18, 2001 as an exhibit to Prodigy's Amendment No. 1 to Schedule 14D-9

 *** Filed herewith

**** Filed herewith and included in copies of this Amendment No. 2 mailed to Prodigy's stockholders.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          PRODIGY COMMUNICATIONS
                                          CORPORATION

                                          By:      /s/ DANIEL IANNOTTI
                                            ------------------------------------
                                          Name: Daniel Iannotti
                                          Title:  Senior Vice President, General
                                                  Counsel & Secretary

Date: October 19, 2001

                                 EXHIBIT INDEX

EXHIBIT                          DESCRIPTION
-------                          -----------
    *1   Proposed Amendment No. 2 to Resale Agreement
    *2   Proposed Amendment No. 1 to Internet Sales Agency Agreement
    *3   Proposed Amendment No. 3 to Resale Agreement
    *4   October 16, 2001 Shareholder Recommendation Letter
    *5   October 16, 2001 Press Release
   **6   October 18, 2001 Press Release
   **7   Letter Agreement, dated October 17, 2001, between SBC and
         each of Telefonos de Mexico, S.A. de C.V., Carso Global
         Telecom, S.A. de C.V. and Telmex Financial Ventures, LLC.
         (incorporated by reference to Exhibit (a)(1)(xi) to
         Amendment No. 2 to Schedule TO filed by SBC and SBC Internet on October 18, 2001)
  ***8   Schedule of Officers and Directors of Prodigy
  ***9   Agreement and Plan of Merger, dated as of October 17, 2001, by and among SBC, SBC Internet and Prodigy (incorporated by reference to Exhibit (d)(i) to Amendment No. 3 to Schedule
         TO filed by SBC and SBC Internet on October 19, 2001)
 ***10   DBAB Presentation dated October 16, 2001
****11   DBAB Fairness Opinion
****12   October 19, 2001 Shareholder Recommendation Letter
 ***13   October 19, 2001 Press Release

---------------

   * Previously filed with the SEC on October 16, 2001 as an exhibit to Prodigy's Schedule 14D-9

  ** Previously filed with the SEC on October 18, 2001 as an exhibit to Prodigy's Amendment No. 1 to Schedule 14D-9

 *** Filed herewith

**** Filed herewith and included in copies of this Amendment No. 2 mailed to Prodigy's stockholders

                                                                       EXHIBIT 8


      The following persons are the executive officers and/or directors of Prodigy as of the date of this Amendment No. 2. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each person listed below is a citizen of the United States and his or her address is care of Prodigy Communications Corporation, 6500 River Place Blvd., Building III, Austin, Texas 78730-1113.

                                                       PRINCIPAL OCCUPATION/EMPLOYMENT
          NAME                  OFFICE                              HISTORY
          ----                  ------                              -------
Charles Foster          -      Chairman of            Mr. Foster has served as the
                               the Board              chairman of the board of Prodigy
                        -      Director               since December 2000 and was
                                                      Prodigy's president and chief
                                                      executive officer from December
                                                      2000 to March 2001. Mr. Foster has
                                                      served as group president of SBC
                                                      since September 2000 and from July
                                                      1995 to July 2000. From July 2000
                                                      to September 2000, Mr. Foster was
                                                      group president, national
                                                      operations of SBC.

Jim Adams               -      Director,              Mr. Adams was president of SBC
                        -      Compensation           from 1992 to 1995 and president of
                               Committee Chair        Southwestern Bell Telephone
                        -      Member, Audit          Company, a subsidiary of SBC, from
                               Committee              1988 to 1992. He has served as a
                                                      director of Texas Instruments
                                                      incorporated since 1989 and as its
                                                      chairman of the board from 1996 to
                                                      1998. Mr. Adams is also a director
                                                      of Inet Technologies, Inc., a
                                                      communications software solutions
                                                      provider.

Louis Brill             -      Director               Since December 1999, Mr. Brill has
                        -      Audit                  served as vice president and chief
                               Committee Chair        accounting officer of Temple
                        -      Member,                Inland, Inc., a manufacturer of
                               Independent            corrugated packaging and building
                               Directors              products with financial services
                               Committee              operations in mortgage
                                                      and consumer banking. From 1963 to
                                                      September 1999, Mr.Brill was a
                                                      partner of Ernst & Young LLP.


Bob McClane             -      Director               Mr. McClane has served as
                        -      Member, Audit          president of McClane Partners,
                               Committee              LLC, a consulting and investment
                        -      Member,                services company, since 1997. From
                               Independent            1985 to 1997, Mr. McClane served
                               Directors              as president of Cullen/Frost
                               Committee              Bankers, Inc., a bank holding
                                                      company.  From 1978 to 1985, Mr.
                                                      McClane was executive vice
                                                      president and secretary of
                                                      Cullen/Frost Bankers, Inc. Mr.
                                                      McClane is also a director of
                                                      Cullen/Frost Bankers, Inc. and
                                                      Frost National Bank.

Joe C. McKinney         -      Director               Mr. McKinney has served as
                        -      Member, Audit          chairman and chief executive
                               Committee              officer of J.P. Morgan Chase Bank
                        -      Member,                -- San Antonio region, since 1987.
                               Compensation
                               Committee

Paul Roth               -      Director               Mr. Roth has held various
                        -      President &            management positions within SBC or
                               CEO                    its subsidiaries for more than the
                                                      past five years.

Jaime Chico Pardo       -      Director               Mr. Chico Pardo has served as
                        -      Member,                chief executive officer of Telmex
                               Executive              since January 1995 and as vice
                               Steering               chairman of Carso Global Telecom
                               Committee              since October 1998. Mr. Chico
                                                      Pardo is also a director of Grupo
                                                      Carso and Grupo Financiero
                                                      Inbursa, both of which are
                                                      affiliated with Carso Global
                                                      Telecom. He also serves as a
                                                      director of America Movil S.A. de
                                                      C.V., a provider of wireless
                                                      communication services that was
                                                      spun-off from Telmex in February
                                                      2001, and Honeywell International,
                                                      a diversified technology and
                                                      manufacturing company. Mr. Chico
                                                      Pardo is a citizen of and his
                                                      principal place of business is in
                                                      Mexico.

Andres Vazquez del      -      Director               Mr. Vazquez is the Vice President
Mercado                 -      Member,                of Corporate Development of
                               Executive              Telmex.  Mr. Vazquez has held
                               Steering               various management positions
                               Committee              within Telmex or its subsidiaries
                                                      for more than five years.  Mr.
                                                      Vazquez is a citizen of and his
                                                      principal place of business is in
                                                      Mexico.

Bob Pickering           -      Director               Mr. Pickering has served as senior
                        -      Member,                vice president of corporate
                               Executive              finance of SBC since October 2000.
                               Steering               From December 1997 to October
                               Committee              2000, Mr. Pickering was employed
                        -      Member, Audit          by Pacific Bell Telephone Company,
                               Committee              a subsidiary of SBC, serving as
                        -      Member,                senior vice president, finance,
                               Compensation           from November 1999 to October 2000
                               Committee              and chief financial officer from
                                                      December 1997 to November 1999.
                                                      From 1993 to December 1997, Mr.
                                                      Pickering was a partner of Ernst &
                                                      Young LLP.

John Atterbury          -      Director               Mr. Atterbury has been group
                        -      Member,                president of SBC since July 2001.
                               Executive              Mr. Atterbury has held high-level
                               Steering               managerial positions within SBC or
                               Committee              its subsidiaries for more than
                                                      five years.


Gregory Williams        -      Executive              Mr. Williams has served as
                               Vice President         executive vice president and chief
                               and                    operating officer of Prodigy
                               Chief Operating        since June 2000. From June 1995 to June
                               Officer                2000, he was vice president of
                                                      Wireless Systems of SBC's
                                                      Technology Resources Inc.'s
                                                      Wireless Communications
                                                      Laboratories. Mr. Williams also
                                                      serves on the boards of various
                                                      wireless industry associations,
                                                      including the Universal Wireless
                                                      Communications Consortium, the
                                                      Wireless Application Protocol
                                                      Forum LTD, the Messaging Protocol
                                                      Forum (SMPP Development Forum) and
                                                      the GSM Global Roaming Forum.

Allen Craft             -      Senior Vice            Mr. Craft joined Prodigy as senior
                               President of           vice president of finance, chief
                               Finance, Chief         financial officer and treasurer in
                               Financial              March 2000 and also served as a
                               Officer &              director from March 2000 to June
                               Treasurer              2000. He has been employed by SBC
                                                      since 1993, serving as director of
                                                      finance of SBC International from
                                                      March 1998 until March 2000,
                                                      director of corporate financial
                                                      planning from August 1996 to
                                                      February 1998, and manager of
                                                      financial planning from June 1993
                                                      to August 1996. Previously, Mr.
                                                      Craft was manager of financial
                                                      planning at the Permea division of
                                                      Air Products from April 1990 to
                                                      May 1993, and a plant controller
                                                      for Monsanto from December 1986 to
                                                      March 1990.

Daniel Iannotti         -      Senior Vice            Mr. Iannotti joined Prodigy as
                               President,             senior vice president, general
                               General                counsel and secretary in June
                               Counsel &              2000. From 1999 to June 2000, Mr.
                               Secretary              Iannotti was counsel for SBC
                                                      Directory Operations Law
                                                      Department. From 1993 to 1999, he
                                                      served as secretary and counsel
                                                      for Ameritech Advertising
                                                      Services. Mr. Iannotti's previous
                                                      positions include acting general
                                                      counsel for DonTech, senior
                                                      attorney for Ameritech Services, Inc.
                                                      and senior attorney for Michigan Bell
                                                      Telephone Company.

Richard Walker          -      Senior Vice            Mr. Walker joined Prodigy as
                               President              senior vice president of human
                               Human                  resources and administrative
                               Resources &            operations in June 2000. From 1994
                               Administration         to June 2000, Mr. Walker served as
                                                      the vice president--operations for
                                                      SBC Technology Resources, Inc.,
                                                      the research arm for SBC. Mr.
                                                      Walker began his career in
                                                      telecommunications with
                                                      Southwestern Bell in 1975. He held
                                                      numerous assignments in all
                                                      aspects of the communications
                                                      industry before transitioning to
                                                      Human Resources with SBC.


Denise Clarke Fraser    -      Senior Vice            Ms. Fraser joined Prodigy as senior vice
                               President of           president of advertising and communications
                               Advertising &          in November 2000. From 1996 to November 2000,
                               Communication          Ms. Fraser was senior vice president and partner,
                                                      as well as general manager of the Austin office,
                                                      of Fleishman Hillard International Communications.
                                                      From 1993 to 1996, Ms. Fraser owned her own public
                                                      relations firm. Prior to that time, she worked for
                                                      10 years in the federal government and for various
                                                      public relations companies.

Chris Coleman           -      Senior Vice            As chief marketing officer of Prodigy, Mr. Coleman
                               President              is responsible for defining the Prodigy customer
                               and Chief              experience and growing Prodigy's Internet market
                               Marketing              leadership. Prior to joining Prodigy, Mr. Coleman served
                               Officer                as executive vice president of Internet marketing at Ackerman
                                                      McQueen, the Southwest's fourth largest advertising agency.
                                                      Previously, Mr. Coleman spent five years in the marketing
                                                      organizations of Pepsi and Texas Commerce Bank.

                                                                      EXHIBIT 10

STRICTLY PRIVATE & CONFIDENTIAL
--------------------------------------------------------------------------------



PROJECT GALAXY


Presentation to the Independent Committee of Pluto's Board of Directors

October 16, 2001

Deutsche Banc Alex. Brown represents the Investment Banking activities of Deutsche Banc Alex. Brown Inc. (US) and Deutsche Bank Securities Ltd. (Canada). Deutsche Banc Alex. Brown Inc. and Deutsche Bank Securities Ltd. are subsidiaries of Deutsche Bank AG.

DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]

--------------------------------------------------------------------------------


The information contained in this presentation was obtained solely from the management of Pluto and from public sources. Deutsche Banc Alex. Brown Inc. ("Deutsche Banc Alex. Brown") has used and relied upon such information in the preparation of this presentation and does not assume responsibility for independent verification of any such information, and makes no representation or warranty in respect of the accuracy or completeness of such information.

This presentation has been prepared for internal use only, is confidential and may not be disclosed or provided to any third parties without the written consent of Deutsche Banc Alex. Brown.

This presentation is prepared as of October 16, 2001 and reflects information made available to us prior to such date. It does not include information regarding all of the assessments made by Deutsche Banc Alex. Brown in arriving at its conclusions.


DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]

CONTENTS

Section

1        Situation overview                                        1

2        Pluto's stock price and volume analysis                   8

3        Pluto summary valuation considerations                   16

         A    Going-private premium analysis                      17

         B    Pluto discounted cash flow analysis                 22

         C    Comparable company trading multiple analysis        29



DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------

SECTION 1

Situation overview


DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]                                                     1

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------

SUMMARY SITUATION OVERVIEW

- On September 21, 2001 after the close of the market, Saturn announced a tender offer for all of the outstanding shares of Pluto's common stock it did not already own

  - Saturn currently owns approximately 42% of Pluto's outstanding shares and 40% on a fully diluted basis

- Saturn offered $5.45 for each share of Pluto's Class A common stock

  - represents a 54% premium over Pluto's closing stock price of $3.54 on the announcement date

- Saturn commenced the tender offer on October 2, 2001

  - the tender offer includes a condition that at least a majority of the shares not owned by Saturn be tendered

- Since the announcement of the tender offer, Pluto has issued two significant announcements:

  - on October 1, Pluto increased the monthly rate for dial-up Internet service from $19.95 per month to $21.95 per month

  - on October 3, Pluto increased projections guidance for 2001 and 2002:

                                        2001 GUIDANCE                     2002 GUIDANCE
                                -----------------------------      ----------------------------
(FIGURES IN MILLIONS)             PREVIOUS            NEW            PREVIOUS           NEW
---------------------------     -----------       -----------      -----------      -----------
        Net revenues            $355 - $365       $360 - $370      $426 - $438      $455 - $480
        Reported EBITDA          $40 - $42         $52 - $55        $60 - $63        $90 - $95
        Subscribers              3.4 - 3.7         3.5 - 3.7            NA               NA
Source: Pluto press release

DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]                                                     2

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------


SUMMARY SITUATION OVERVIEW (continued)

- On October 4, 2001, Telmex and Carso Global Telecom, which own approximately 59% of the Pluto shares not owned by Saturn (56% on a fully diluted basis), said that the "Saturn offer fails to adequately reflect Pluto's fundamental value"

- On October 11, VarTec Telecom Inc., which owns approximately 1.9 million Pluto shares, announced that it would refuse to tender its Pluto shares in the offer

- On October 15, Saturn filed Amendment No. 1 to the Schedule TO and announced that it is negotiating with the Independent Committee of Pluto's Board of Directors regarding a possible increase in the offer price

  - according to the filing, Saturn suggested to Mr. Robert McClane (the Chairman of the Independent Committee) that it might be willing to increase its offer to $6.00 - $6.25, while Mr. McClane informally suggested that a price of $6.55 could get the support of the Independent Committee

- On October 16, Pluto filed its Schedule 14D-9 in which it stated that it is unable to take a position at that time on Saturn's $5.45 per share offer given the possibility of an increased price or renegotiated transaction

- The Independent Committee has asked Deutsche Banc Alex. Brown to consider a price of $6.60 per share


DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]                                                     3

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------

CHRONOLOGY OF SATURN/PLUTO RELATIONSHIP

-        Pluto and Saturn sign an agreement to provide Saturn's high-speed DSL service to Pluto consumer and business Internet customers in markets where Saturn
         provides DSL service.                                                                 11/04/99

-        Saturn and Pluto announce a 3-year strategic alliance in which Pluto agrees to manage Saturn's Internet service customers. Saturn agrees to contribute assets used in connection with its consumer and small business Internet operations and its trademarks in exchange for 43 percent stake in Pluto and offers Pluto's service to consumers and small businesses in its service
         area.                                                                                 11/22/99

-        Saturn and Pluto complete the transaction announced in November 1999 to combine their consumer and small business Internet operations, making Pluto the nation's largest provider of retail DSL broadband Internet access to consumers and small businesses. Saturn obtains right to appoint 3 directors to the board of Pluto.

-        Based on Pluto's closing stock price on the closing date, the value of Saturn's
         interest in Pluto is approximately $560 million.                                      05/31/00

-        Charles Foster, group president of Saturn, is named to the board of directors for
         Pluto.                                                                                09/15/00

-        Charles Foster is temporarily named president and CEO of Pluto while the company conducts a search for a permanent replacement to former president and CEO,
         Charles Roesslein, who resigned his post effective December 1, 2000.                  12/06/00

- Saturn and Pluto enter into a credit agreement, pursuant to which Saturn agrees to provide a $110 million credit line on January 19, 2001.

-        Randall Stephenson, a senior vice president of consumer marketing for Saturn is announced as one of three new members of Pluto's board of directors. He
         serves as a director on behalf of Saturn.                                             12/29/00

-        Pluto and Saturn revise and renegotiate the strategic alliance into which they originally entered in May 2000. As part of the renegotiated agreement, Pluto and Saturn extend the term of their relationship from three to nine years
         (through 2009), and Saturn increases its minimum subscriber commitment to
         Pluto to approximately 3.75 million DSL and 375,000 dial-up subscribers over
         the next nine years.                                                                  01/19/01

-        Pluto names Paul Roth of Saturn as president and CEO, its third chief executive in less than a year. Roth was a vice president for Saturn subsidiary, Saturn Telecom. Roth replaces Charles Foster, who remains as
         chairman of the board.                                                                02/28/01

--       James Kahan, senior executive VP of Corporate Development of Saturn, and
         Albert Hoover, managing director of Corporate Development of Saturn, meet with
         Jaime Pardo, CEO of Telmex, and Andres Vazquez del Mercado, executive VP of
         Corporate Development of Telmex, to discuss the consumer Internet industry and potential partnering opportunities with third-party Internet service
         providers, as well as the possibility of Saturn acquiring Pluto.                      05/10/01


-  Publicly available information
-- Information derived from Saturn's Schedule TO


DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]                                                     4

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------

CHRONOLOGY OF SATURN/PLUTO RELATIONSHIP (continued)

-        Randall Stephenson of Saturn resigns as board member of Pluto, while John
         Atterbury III and Paul Roth are announced as new members of Pluto's board of
         directors. Atterbury is group president of Saturn.                                    06/07/01

--       Albert Hoover and Wayne Watts, VP and assistant General Counsel of Saturn, call Andres Vazquez to advise him that Saturn continues to consider acquiring the remaining shares of Pluto. In addition, they also advise Charles Foster that Saturn might be making a proposal to enter into negotiations with Pluto's
         Board.                                                                                06/21/01

--       James Kahan speaks on the phone with Jaime Pardo, to advise him that Saturn is considering making a proposal to acquire the remaining shares of Pluto, and
         that Saturn hopes that the Telmex Affiliates would find the proposal attractive.      06/27/01

--       Saturn's Board authorizes management to proceed with an acquisition of the minority interest of Pluto. During the week of June 25, however, the trading price of the shares increases from $3.93 to $5.69, and Saturn management decides that it is not in Saturn's interest to pursue the transaction with the
         trading price at $5.69.                                                               06/29/01

--       Edward Whitacre, chairman and CEO of Saturn, calls Carlos Slim to advise him that Saturn is again considering proceeding with the Pluto bid, that Saturn intends to proceed using a tender offer at a price of $5.45 per share, and
         that Saturn would like Telmex Affiliates to tender their shares.                      09/19/01

-        Saturn announces a tender offer for all of the outstanding shares of Pluto
         common stock which it does not already own. The offer is set at $5.45.                09/21/01

--       Deutsche Banc Alex. Brown contacts James Kahan to advise him that it has been retained by Pluto's independent directors to assist them in their evaluation
         of Saturn's tender offer.                                                             09/25/01

--       Representatives of the independent directors of Pluto meet with representatives of Saturn. The representatives discuss how to proceed so that
         Saturn and the independent directors can understand each others' positions
         with respect to the offer.                                                            10/01/01

-        Saturn commences the tender offer, set to expire October 30.                          10/02/01

-        Saturn files Amendment No. 1 of the the Schedule TO and announces that it is negotiating with Pluto's Independent Committee regarding a possible increase
         in the offer price.                                                                   10/15/01

-        Pluto files Schedule 14D-9 in which it states that it is unable to take a position on Saturn's $5.45 per share offer given the possibility of an
         increased price or renegotiated transaction.                                          10/16/01

-  Publicly available information
-- Information derived from Saturn's Schedule TO


DEUTSCHE BANC ALEX. BROWN
        DEUTSCHE BANK [/]                                                     5

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------

CORPORATE GOVERNANCE PROVISIONS SUMMARY

On May 31, 2000, Pluto, as part of its strategic relationship with Saturn, amended its certificate of incorporation and by-laws to include the following corporate governance arrangements:

|X| Saturn has the right to appoint three of Pluto's ten directors

|X| Pluto's board established an executive steering committee

    - consists of four members, of which two members are appointed by Saturn and the other two members are appointed by Carso Global Telecom and Telmex

    - must unanimously approve all major corporate actions, such as mergers, acquisitions, and capital expenditures or borrowings in excess of $20 million, prior to their submission to the Board for consideration



Source: publicly available information

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

SITUATION OVERVIEW                                                     SECTION 1
--------------------------------------------------------------------------------

SMA TERMINATION PROVISION SUMMARY

|X| The SMA may be terminated before December 31, 2009 by Saturn if (i) Pluto
    Internet service fails to meet specified performance standards (as described below) in any three or more consecutive quarters, or (ii) if any designated competitor (as defined below) acquires 15% or more of Pluto (1)

SMA PERFORMANCE STANDARDS

|X| Pluto's portal must comply with the following performance standards measured on a quarterly basis:

    (i) non-subscriber revenue per subscriber must be substantially equivalent to or exceed the non-subscriber revenue per subscriber of other competitive ISPs generated from their portal, taking into account the relative size of the subscriber base, access mix and other relative factors

    (ii) Pluto's portal must be accessible to subscribers at least 98% of the time on average, excluding planned outages

DESIGNATED COMPETITORS

|X| Designated competitors include: AOL Time Warner, AT&T, WorldCom, Sprint,
    Microsoft, BellSouth, Qwest and Verizon, and any other entity in which these competitors own a 25% or greater equity interest

(1) The SMA may also be terminated by either party if the other party breaches the SMA
Source: Publicly available information

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------



SECTION 2

Pluto's stock price and volume analysis


DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------

PLUTO PRICE / VOLUME PERFORMANCE

PLUTO'S STOCK PRICE WAS VOLATILE OVER THE PAST FIVE MONTHS

|X| INCREASED 83% (FROM $2.21 TO $4.05) DURING THE WEEK OF MAY 21 VERSUS 3% FOR
    EARTHLINK

|X| INCREASED 55% (FROM $3.92 TO $6.06) IN FIVE TRADING DAYS AT THE END OF JUNE
    VERSUS 19% FOR EARTHLINK

|X| DECLINED 37% (FROM $7.20 TO $4.57) BETWEEN JULY 26 AND AUGUST 6, VERSUS 4%
    FOR EARTHLINK, AFTER PLUTO ANNOUNCED STRONG 2ND QUARTER RESULTS AND RAISED ITS 2001 AND 2002 REVENUE AND EBITDA GUIDANCE

|X| DECLINED 33% (FROM $5.25 TO $3.54) BETWEEN SEPTEMBER 10 AND THE ANNOUNCEMENT
    OF THE TENDER OFFER VERSUS 8% FOR EARTHLINK


                          DAILY: JANUARY 1, 2001 - YTD
--------------------------------------------------------------------------------

                                    [GRAPHIC]


Source: Annotations are based on publicly available information


DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------

PLUTO PRICE / VOLUME AND TRANSACTION BACKGROUND


                            DAILY: MAY 1, 2001 - YTD
--------------------------------------------------------------------------------

                                    [GRAPHIC]



Source: Annotations are based on non-public events disclosed in Schedule TO by Saturn on October 2, 2001 (see "Special Factors -- Background of the Offering")

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------

PLUTO TRADING VOLUME HISTORY

                               $         %
                 DAILY       CHANGE    CHANGE
   DATE          VOLUME     IN PRICE  IN PRICE
   ----          ------     --------  --------
  5/01/01       127,900     ($0.14)    (4.3%)
  5/02/01       581,400       0.29      9.4

  5/22/01       638,000       0.63     25.2
  5/23/01       294,000       0.17      5.4

  6/26/01       175,800       0.17      4.3
  6/27/01       332,600       0.54     13.2
  6/28/01       687,400       0.37      8.0
  6/29/01       907,700       0.69     13.8
  7/02/01       397,600       0.37      6.5

  7/26/01       734,900      (0.95)   (13.2)
  7/30/01       575,100      (0.54)    (8.9)

             AVERAGE DAILY VOLUME
----------------------------------------------
      2/01/01 - 9/10/01                145,725
      5/01/01 - 9/10/01                181,990
      9/17/01 - 9/21/01                242,420


                     DAILY: MAY 1, 2001 - SEPTEMBER 21, 2001
--------------------------------------------------------------------------------

                                    [GRAPHIC]

(1) Excluding days with daily volume above 500,000, the average daily volume is 151,986.
Source: Publicly available information and non-public events disclosed in Schedule TO by Saturn on October 2, 2001 (see "Special Factors - Background of the Offering")

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------

PLUTO STOCK PRICE: ADJUSTED FROM MAY 17, 2001


                               ADJUSTED STOCK PRICE THROUGH THE ANNOUNCEMENT DATE
-----------------------------------------------------------------------------------------------------------
                                  PLUTO PRICE 5/17/01       INDEX VALUE 9/21/01       PLUTO PRICE 9/21/01
                                -----------------------   -----------------------   -----------------------
Closing price                            $2.11          x         167.77          =           $3.54
Adjusted using EarthLink                 $2.11          x          96.57          =           $2.04
Adjusted using NASDAQ                    $2.11          x          64.88          =           $1.37
Adjusted using S&P 500                   $2.11          x          74.96          =           $1.58
                                       ADJUSTED STOCK PRICE THROUGH 9/10/01
-----------------------------------------------------------------------------------------------------------
                                  PLUTO PRICE 5/17/01       INDEX VALUE 9/10/01       PLUTO PRICE 9/10/01
                                -----------------------   -----------------------   -----------------------
Closing price                            $2.11          x         248.82          =           $5.25
Adjusted using EarthLink                 $2.11          x         104.93          =           $2.21
Adjusted using NASDAQ                    $2.11          x          77.28          =           $1.63
Adjusted using S&P 500                   $2.11          x          84.79          =           $1.79

                                   [GRAPHIC]

Source:  Publicly available information

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------

PLUTO STOCK PRICE: ADJUSTED FROM JUNE 25, 2001

                                             ADJUSTED STOCK PRICE THROUGH THE ANNOUNCEMENT DATE
------------------------------------------------------------------------------------------------------------------------------------
                                             PLUTO PRICE 6/25/01            INDEX VALUE 9/21/01                 PLUTO PRICE 9/21/01
                                             -------------------            -------------------                 -------------------
Closing price                                       $3.92           x              90.31               =               $3.54
Adjusted using EarthLink                            $3.92           x              105.46              =               $4.13
Adjusted using NASDAQ                               $3.92           x              69.39               =               $2.72
Adjusted using S&P 500                              $3.92           x              79.25               =               $3.11

                                                    ADJUSTED STOCK PRICE THROUGH 9/10/01
------------------------------------------------------------------------------------------------------------------------------------
                                             PLUTO PRICE 6/25/01            INDEX VALUE 9/10/01                 PLUTO PRICE 9/10/01
                                             -------------------            -------------------                 -------------------
Closing price                                       $3.92           x              133.93              =               $5.25
Adjusted using EarthLink                            $3.92           x              114.59              =               $4.49
Adjusted using NASDAQ                               $3.92           x              82.67               =               $3.24
Adjusted using S&P 500                              $3.92           x              89.66               =               $3.51
[GRAPHIC OMITTED]
Source:  Publicly available information


                                   [GRAPHIC]


DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------

PLUTO STOCK PRICE: ADJUSTED FROM ANNOUNCEMENT TO OCTOBER 15, 2001

                           ADJUSTED STOCK PRICE THROUGH THE ANNOUNCEMENT DATE (9/21/01 - 10/15/01)
-----------------------------------------------------------------------------------------------------------------------------------
                                     PLUTO PRICE 9/21/01                  INDEX VALUE 10/15/01                PLUTO PRICE 10/15/01
                                     -------------------                  --------------------                --------------------
Closing price                               $3.54                 x              177.40              =               $6.28
Adjusted using EarthLink                    $3.54                 x              144.82              =               $5.13
Adjusted using NASDAQ                       $3.54                 x              112.96              =               $4.00
Adjusted using S&P 500                      $3.54                 x              119.19              =               $4.22



                                   [GRAPHIC]


Source:  Publicly available information

DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]

PLUTO'S STOCK PRICE AND VOLUME ANALYSIS                                SECTION 2
--------------------------------------------------------------------------------


PLUTO VOLUME AT PRICE

                LAST 3 MONTHS THROUGH ANNOUNCEMENT DATE                  LAST 12 MONTHS THROUGH ANNOUNCEMENT DATE
            11.1 million shares traded (40% of total float)         47.8 million shares traded (170% of total float)
----------------------------------------------------------------- -------------------------------------------------------------
                           [GRAPHIC]                                                   [GRAPHIC]

             FROM ANNOUNCEMENT THROUGH NEW GUIDANCE (10/3)                 DAY AFTER NEW GUIDANCE THROUGH 10/15
            9.2 million shares traded (33% of total float)           2.9 million shares traded (10% of total float)
----------------------------------------------------------------- -------------------------------------------------------------
                           [GRAPHIC]                                                   [GRAPHIC]



Source:  Publicly available information

DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]
                                                                              15

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3
--------------------------------------------------------------------------------

SECTION 3

Pluto summary valuation considerations


DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]
                                                                              16

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3
--------------------------------------------------------------------------------


TAB A

Going-private premium analysis

DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]
                                                                              17

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3
--------------------------------------------------------------------------------


GOING-PRIVATE PREMIUM ANALYSIS (announcement date)

                                                                                                   Precedent transaction relevant
                                     Purchase price premium (discount) to Pluto stock price              premium range (3)
                                     ------------------------------------------------------        -------------------------------
       Stock price category (1)              Pluto price (2)     $5.45             $6.60         Low        Median        High
-----------------------------------          ---------------     -----             -----         ---        ------        ----
Closing price on 9/21                           $3.54              54%              86%          25% (4)      31% (4)      37% (4)
10 trading days average (9/4)                    4.36              25%              51%          27%          34%          41%
20 trading days average (8/20)                   4.80              14%              38%          30%          38%          45%
30 trading days average (8/6)                    5.00               9%              32%          31%          39%          46%

Adjusted using Earthlink since 6/25              4.13              32%              60%
Adjusted using NASDAQ since 6/25                 2.72             100%             143%
Adjusted using S&P 500 since 6/25                3.11              75%             112%
Closing price on 6/25                            3.92              39%              68%

Adjusted using Earthlink since 5/17              2.04             167%             224%
Adjusted using NASDAQ since 5/17                 1.37             298%             382%
Adjusted using S&P 500 since 5/17                1.58             245%             318%
Closing price on 5/17                            2.11             158%             213%

52-week high (7/20)                             $7.25            (25%)             (9%)
52-week low (12/19)                              1.13             382%             484%

(1) Adjustments and averages are through the announcement date 9/21/01.

(2) Pluto average prices are based on volume-weighted closing price during the respective periods.

(3) Median of precedent going-private transactions. Low and high range based on 0.8x and 1.2x of the median, respectively.

(4) Premium to the closing price on the last trading day prior to the announcement date.

Source: Publicly available information

DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3
--------------------------------------------------------------------------------

GOING-PRIVATE PREMIUM ANALYSIS (9/10/01)



                                                                                                  Precedent transaction relevant
                                         Purchase price premium (discount) to Pluto stock price          premium range (3)
                                         ------------------------------------------------------   -------------------------------

       Stock price category (1)                  Pluto price (2)    $5.45             $6.60      Low        Median         High
-----------------------------------              ---------------    -----             -----      ---        ------         ----
Closing price on 9/10                                $5.25             4%             26%        25% (4)      31% (4)       37% (4)
10 trading days average (8/27)                        5.45             0%             21%        27%          34%           41%
20 trading days average (8/13)                        5.56            (2%)            19%        30%          38%           45%
30 trading days average (7/30)                        5.52            (1%)            20%        31%          39%           46%

Adjusted using Earthlink since 6/25                   4.49            21%             47%
Adjusted using NASDAQ since 6/25                      3.24            68%            104%
Adjusted using S&P 500 since 6/25                     3.51            55%             88%
Closing price on 6/25                                 3.92            39%             68%

Adjusted using Earthlink since 5/17                   2.21           147%            199%
Adjusted using NASDAQ since 5/17                      1.63           234%            305%
Adjusted using S&P 500 since 5/17                     1.79           204%            269%
Closing price on 5/17                                 2.11           158%            213%

52-week high (7/20)                                  $7.25           (25%)            (9%)
52-week low (12/19)                                   1.13           382%            484%

(1) Adjustments and averages are through 9/10/01.

(2) Pluto average prices are based on volume-weighted closing price during the respective periods.

(3) Median of precedent going-private transactions. Low and high range based on 0.8x and 1.2x of the median, respectively.

(4) Premium to the closing price on the last trading day prior to the announcement date.

Source: Publicly available information


DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]
                                                                             19

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3
--------------------------------------------------------------------------------


PREMIUMS PAID IN PRECEDENT GOING-PRIVATE TRANSACTIONS


-    Precedent transactions were selected based on the following criteria:
     -    US target
     - remaining interest represents 50 - 80 percent of target's outstanding shares
     -    transaction value greater than $100 million
     -    transactions announced, but not terminated, since January 1, 1998
     -    cash consideration only

- In the precedent "going private" transactions, the targets' shareholders predominately received at least 30 percent final premium to both the target's closing share price one day prior to the initial offer date and to the target's 10 trading-day, 20 trading-day and 30 trading-day volume weighted average share price (1) prior to the initial offer date



                               Percentage of precedent transactions with a final offer price premium equal or higher than:
                               -------------------------------------------------------------------------------------------
                                       5%       10%      20%      30%      40%      50%      60%      70%      80%
                                       --       ---      ---      ---      ---      ---      ---      ---      ---
One day prior                         100%      83%      75%      50%      42%      25%       8%       8%       8%
10 trading days average (1)           100%      92%      83%      67%      42%      33%      25%      17%      17%
20 trading days average (1)           100%      92%      75%      58%      33%      25%      25%      17%      17%
30 trading days average (1)           100%     100%      83%      67%      50%      33%      25%      17%       8%


(1) Average prices are based on volume-weighted closing price during the respective periods.

Source: SDC Platinum, Bloomberg and publicly available information

DEUTSCHE BANC ALEX. BROWN
  DEUTSCHE BANK [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                               SECTIONS 3
-------------------------------------------------------------------------------

PRECEDENT TRANSACTIONS ANALYSIS - ACQUISITION OF REMAINING INTEREST (50 - 80 PERCENT ACQUIRED)




                                                                                          AMENDED OFFER
                                                                                          --------------       FINAL OFFER'S
                                                                                                                 PREMIUM
                         TARGET                                   TRAN.       %         INITIAL      FINAL     OVER INITIAL
DATE ANN.     DATE EFF.         ACQUIROR                          VALUE    ACQUIRED      OFFER       OFFER        OFFER
---------------------------------------------------------------------------------------------------------------------------
                          Sodexho Marriott Services Inc
01/25/01      06/21/01          Sodexho Alliance(Sodexho SA)      $953         53      $27.00        $32.00       18.5%
                          CB Richard Ellis Services
11/13/00      07/23/01          Blum Capital Partners LP           603         62       15.50         16.00        3.2
                          American Industrial Properties
11/02/00      03/31/01          Developers Diversified Realty      156         54       13.74         13.74        0.0
                          Brookdale Living Communities
04/20/00      09/14/00          Investor Group                     149         60       15.25         15.25        0.0
                          Castle & Cooke Inc
03/30/00      09/07/00          Flexi-Van Leasing Inc              243         73       17.00         19.25       13.2
                          Garden Ridge Corp
11/22/99      02/02/00          GR Acquisition Corp                144         69       11.50         11.50        0.0
                          VWR Scientific Products Corp
06/09/99      07/28/99          Merck E(Merck AG)                  581         51       37.00         37.00        0.0
                          Life USA Holding Inc
05/17/99      10/01/99          Allianz Life Ins Co(Allianz)       411         77       20.75         20.75        0.0
                          ASA Holdings Inc
02/16/99      05/11/99          Delta Air Lines Inc                718         73       34.00         34.00        0.0
                          Brylane Inc
12/02/98      04/23/99          Pinault-Printemps Redoute          231         51       20.00         24.50       22.5
                          Sbarro Inc
11/25/98      09/29/99          Investor Group                     386         65       27.50         28.85        4.9
                          DeKalb Genetics Corp
05/11/98      12/07/98          Monsanto Co                      2,263         60      100.00        100.00        0.0




                                                           VOLUME WEIGHTED AVERAGE PRICE OF TARGET
                                                               PRIOR TO INITIAL ANNOUNCEMENT (1)
                                                           ---------------------------------------
                                                                       10         20       30
                       TARGET                                        TRADING   TRADING  TRADING
DATE ANN.  DATE EFF.        ACQUIROR                        1 DAY      DAYS     DAYS      DAYS
--------------------------------------------------------------------------------------------------
                      Sodexho Marriott Services Inc
01/25/01   06/21/01         Sodexho Alliance(Sodexho SA)    $24.88   $24.61    $23.42    $22.83
                      CB Richard Ellis Services
11/13/00   07/23/01         Blum Capital Partners LP         13.13    12.93     12.71     12.43
                      American Industrial Properties
11/02/00   03/31/01         Developers Diversified Realty    12.50    11.19     11.52     11.90
                      Brookdale Living Communities
04/20/00   09/14/00         Investor Group                   10.75    10.76     10.95     11.13
                      Castle & Cooke Inc
03/30/00   09/07/00         Flexi-Van Leasing Inc            12.06    12.34     12.84     12.77
                      Garden Ridge Corp
11/22/99   02/02/00         GR Acquisition Corp               7.25     7.03      6.84      6.80
                      VWR Scientific Products Corp
06/09/99   07/28/99         Merck E(Merck AG)                27.94    28.37     28.98     28.02
                      Life USA Holding Inc
05/17/99   10/01/99         Allianz Life Ins Co(Allianz)     10.25    10.17     10.34     10.28
                      ASA Holdings Inc
02/16/99   05/11/99         Delta Air Lines Inc              31.94    31.62     31.24     30.85
                      Brylane Inc
12/02/98   04/23/99         Pinault-Printemps Redoute        16.88    12.89     13.57     14.21
                      Sbarro Inc
11/25/98   09/29/99         Investor Group                   24.44    24.73     24.18     23.28
                      DeKalb Genetics Corp
05/11/98   12/07/98         Monsanto Co                      77.00    72.48     71.70     70.96


                                                           FINAL OFFER'S PREMIUM OVER WEIGHTED AVG.
                                                           PRICE PRIOR TO INITIAL ANNOUNCEMENT (1)
                                                           -----------------------------------------
                                                                      10         20        30
                       TARGET                                 1     TRADING   TRADING   TRADING
DATE ANN.  DATE EFF.        ACQUIROR                         DAY     DAYS       DAYS      DAYS
----------------------------------------------------------------------------------------------------
                      Sodexho Marriott Services Inc
01/25/01   06/21/01         Sodexho Alliance(Sodexho SA)    28.6%    30.0%      36.7%      40.2%
                      CB Richard Ellis Services
11/13/00   07/23/01         Blum Capital Partners LP        21.9     23.7       25.9       28.7
                      American Industrial Properties
11/02/00   03/31/01         Developers Diversified Realty    9.9     22.8       19.2       15.5
                      Brookdale Living Communities
04/20/00   09/14/00         Investor Group                  41.9     41.8       39.2       37.0
                      Castle & Cooke Inc
03/30/00   09/07/00         Flexi-Van Leasing Inc           59.6     56.0       49.9       50.8
                      Garden Ridge Corp
11/22/99   02/02/00         GR Acquisition Corp             58.6     63.6       68.0       69.0
                      VWR Scientific Products Corp
06/09/99   07/28/99         Merck E(Merck AG)               32.4     30.4       27.7       32.1
                      Life USA Holding Inc
05/17/99   10/01/99         Allianz Life Ins Co(Allianz)   102.4    103.9      100.6      101.9
                      ASA Holdings Inc
02/16/99   05/11/99         Delta Air Lines Inc              6.5      7.5        8.8       10.2
                      Brylane Inc
12/02/98   04/23/99         Pinault-Printemps Redoute       45.2     90.1       80.5       72.4
                      Sbarro Inc
11/25/98   09/29/99         Investor Group                  18.1     16.7       19.3       23.9
                      DeKalb Genetics Corp
05/11/98   12/07/98         Monsanto Co                     29.9     38.0       39.5       40.9

                                                   MEAN:    37.9%    43.7%      43.0%      43.5%
                                                   MEDIAN:  31.2%    34.2%      37.9%      38.6%


(1) Average prices are based on volume-weighted closing price during the respective periods.

Source: SDC Platinum, Bloomberg and publicly available information.


DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------


TAB B

Pluto discounted cash flow analysis

Deutsche Banc Alex. Brown
                          Deutsche Bank [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------

FINANCIAL PROJECTIONS - KEY ASSUMPTIONS

|X| Five scenarios have been developed using 2001-2010 financial projections based on the estimates provided by Pluto's management:

    - base case, assuming continuation of the existing SMA under current terms after 2009

    - base case, assuming Saturn will renegotiate the SMA at the end of 2009 at a reduced monthly wholesale fee of $3.00 per subscriber

    - base case, assuming Saturn will renegotiate the SMA at the end of 2009 at a reduced monthly wholesale fee of $2.00 per subscriber

    - base case, assuming Saturn will terminate the SMA at the end of 2009

    - conservative case, assuming Saturn will deliver the minimum commitment (3.75 million DSL and 375,000 dial-up subscribers over the nine-year SMA term) and then terminate the SMA

|X| Pluto's management has informed Deutsche Banc Alex. Brown that the base case scenarios assuming renegotiation of the SMA at the end of 2009 at a reduced monthly wholesale fee of $2.00 to $3.00 per subscriber are the most likely cases, and that the continuation of the existing SMA under current terms after 2009 and the conservative case are not likely to occur


DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------

DISCOUNTED CASH FLOW IMPLIED VALUATION SUMMARY

PLUTO MANAGEMENT HAS INFORMED DEUTSCHE BANC ALEX. BROWN THAT THE BASE CASE SCENARIOS ASSUMING RENEGOTIATION OF THE SMA AT THE END OF 2009 AT A REDUCED MONTHLY WHOLESALE FEE OF $2.00 TO $3.00 PER SUBSCRIBER ARE THE MOST LIKELY CASES, AND THAT THE CONTINUATION OF THE EXISTING SMA UNDER CURRENT TERMS AFTER 2009 AND THE CONSERVATIVE CASE ARE NOT LIKELY TO OCCUR

             CASE                                             TEV(1)                  EQUITY VALUE PER SHARE(2)
------------------------------------------------ -------------------------------   ------------------------------
 (US$mm, except per share values)                  LOW         MID        HIGH     LOW          MID      HIGH
                                                   ---         ---        ----     ---          ---      ----

BASE CASE
Assuming continuation of SMA after 2009           $947    -  $1,095  -    $1,299   $6.75   -   $7.93   -  $9.56

Assuming renegotiation of SMA after 2009 @ $3.00   834    -     943  -     1,091    5.84   -    6.71   -   7.89

Assuming renegotiation of SMA after 2009 @ $2.00   785    -     879  -     1,004    5.45   -    6.20   -   7.20

Assuming termination of SMA after 2009             651    -     703  -       768    4.37   -    4.80   -   5.31


CONSERVATIVE CASE
Assuming termination of SMA after 2009             391    -     409  -       429    2.30   -    2.44   -   2.60


(1) Low, mid and high based on WACC of 22.5%, 20.5% and 18.5% and a perpetuity growth rate of 2%, 3% and 4% respectively.

(2) Based on fully diluted shares of 125.0m, which includes options exercised given a market price of $6.60, and net debt of $104m adjusting for proceeds from options exercised.

Source: Based on Pluto Management Projections



DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------

DISCOUNTED CASH FLOW IMPLIED VALUATION DETAIL

                                                           BASE CASE
                                             Assuming continuation of SMA after 2009
--------------------------------------------------------------------------------------------------------------------------------

                               TEV ($mm)(1)                                              PER SHARE EQUITY VALUE(2)
---------------------------------------------------------------          -------------------------------------------------------
                       PERPETUITY GROWTH - YEAR 20                                        PERPETUITY GROWTH - YEAR 20
 WACC        2.0%       2.5%        3.0%      3.5%        4.0%    WACC        2.0%        2.5%      3.0%     3.5%          4.0%
         ---------  ---------  ----------  --------  ----------          ----------  ----------  -------- --------  ------------
 22.5%       $947       $952        $958      $963        $969   22.5%       $6.75       $6.79     $6.83    $6.87         $6.92
 21.5%      1,010      1,016       1,022     1,028       1,035   21.5%        7.24        7.29      7.34     7.39          7.45
 20.5%      1,080      1,087       1,095     1,103       1,111   20.5%        7.81        7.86      7.93     7.99          8.06
 19.5%      1,160      1,168       1,178     1,188       1,199   19.5%        8.44        8.52      8.59     8.67          8.76
 18.5%      1,251      1,262       1,274     1,286       1,299   18.5%        9.17        9.26      9.36     9.46          9.56
         ---------  ---------  ----------  --------  ----------          ----------  ----------  -------- --------  ------------

                                                           BASE CASE
                                             Assuming renegotiation of SMA after 2009 @ $3.00
-------------------------------------------------------------------------------------------------------------------------------
                                TEV ($mm)(1)                                             PER SHARE EQUITY VALUE(2)
---------------------------------------------------------------          -------------------------------------------------------
                       PERPETUITY GROWTH - YEAR 20                                        PERPETUITY GROWTH - YEAR 20
 WACC        2.0%       2.5%        3.0%      3.5%        4.0%   WACC        2.0%        2.5%      3.0%     3.5%          4.0%
         ---------  ---------  ----------  --------  ----------          ----------  ----------  -------- --------  ------------
 22.5%       $834       $837        $840      $843        $846   22.5%       $5.84       $5.86     $5.89    $5.91         $5.94
 21.5%        881        885         889       892         897   21.5%        6.22        6.25      6.28     6.31          6.34
 20.5%        934        939         943       948         953   20.5%        6.64        6.68      6.71     6.75          6.79
 19.5%        994        999       1,005     1,011       1,017   19.5%        7.12        7.16      7.21     7.25          7.30
 18.5%      1,061      1,068       1,075     1,083       1,091   18.5%        7.66        7.71      7.77     7.83          7.89
         ---------  ---------  ----------  --------  ----------          ----------  ----------  -------- --------  ------------

                                                           BASE CASE
                                             Assuming renegotiation of SMA after 2009 @ $2.00
-------------------------------------------------------------------------------------------------------------------------------
                      TEV ($mm)(1)                                                       PER SHARE EQUITY VALUE(2)
---------------------------------------------------------------          -------------------------------------------------------
                           PERPETUITY GROWTH - YEAR 20                                    PERPETUITY GROWTH - YEAR 20
 WACC        2.0%       2.5%        3.0%      3.5%        4.0%    WACC        2.0%        2.5%      3.0%     3.5%          4.0%
         ---------  ---------  ----------  --------  ----------          ----------  ----------  -------- --------  ------------
 22.5%       $785       $787        $790      $792        $795   22.5%       $5.45       $5.47     $5.49    $5.51         $5.53
 21.5%        826        829         832       835         838   21.5%        5.78        5.80      5.82     5.85          5.87
 20.5%        872        876         879       883         887   20.5%        6.15        6.17      6.20     6.23          6.26
 19.5%        923        928         932       937         942   19.5%        6.55        6.59      6.62     6.66          6.70
 18.5%        981        986         992       998       1,004   18.5%        7.02        7.06      7.10     7.15          7.20
         ---------  ---------  ----------  --------  ----------          ----------  ----------  -------- --------  ------------






(1) Assumes cash flows are received at mid-year and 2010 unlevered free cash flow growth rate is gradually (on a linear basis) stepped down to perpetual growth over 10 years.

(2) Based on fully diluted shares of 125.0m, which includes options exercised given a market price of $6.60, and net debt of $104m adjusting for proceeds from options exercised.

Source: Based on Pluto Management Projections


DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------


DISCOUNTED CASH FLOW IMPLIED VALUATION DETAIL (continued)

                                                               BASE CASE
                                           Assuming termination of SMA after 2009
------------------------------------------------------------------------------------------------------------------------------

                                TEV ($mm)(1)                                   PER SHARE EQUITY VALUE(2)
-------------------------------------------------------------  ---------------------------------------------------------------
                          PERPETUITY GROWTH - YEAR 20                                 PERPETUITY GROWTH - YEAR 20
 WACC       2.0%       2.5%       3.0%      3.5%        4.0%     WACC       2.0%      2.5%       3.0%      3.5%          4.0%
        ---------  ---------  ---------  --------  ----------           ---------  --------  ---------  --------  ------------
 22.5%      $651       $652       $653      $654        $655    22.5%      $4.37     $4.38      $4.39     $4.40         $4.41
 21.5%       675        676        677       679         680    21.5%       4.57      4.58       4.59      4.60          4.61
 20.5%       700        702        703       705         707    20.5%       4.77      4.78       4.80      4.81          4.82
 19.5%       728        730        732       734         736    19.5%       4.99      5.01       5.02      5.04          5.06
 18.5%       758        760        763       765         768    18.5%       5.23      5.25       5.27      5.29          5.31
        ---------  ---------  ---------  --------  ----------           ---------  --------  ---------  --------  ------------

                                                           CONSERVATIVE CASE
                                           Assuming termination of SMA after 2009
------------------------------------------------------------------------------------------------------------------------------
                                TEV ($mm)(1)                                   PER SHARE EQUITY VALUE(2)
-------------------------------------------------------------  ---------------------------------------------------------------
                          PERPETUITY GROWTH - YEAR 20                                 PERPETUITY GROWTH - YEAR 20
 WACC       2.0%       2.5%       3.0%      3.5%        4.0%     WACC       2.0%      2.5%       3.0%      3.5%          4.0%
        ---------  ---------  ---------  --------  ----------           ---------  --------  ---------  --------  ------------
 22.5%      $391       $391       $391      $391        $391    22.5%      $2.30     $2.30      $2.30     $2.30         $2.30
 21.5%       400        400        400       400         400    21.5%       2.37      2.37       2.37      2.37          2.37
 20.5%       409        409        409       409         409    20.5%       2.44      2.44       2.44      2.44          2.44
 19.5%       418        418        418       418         419    19.5%       2.51      2.52       2.52      2.52          2.52
 18.5%       428        428        428       428         429    18.5%       2.59      2.59       2.60      2.60          2.60
        ---------  ---------  ---------  --------  ----------           ---------  --------  ---------  --------  ------------

(1) Assumes cash flows are received at mid-year and 2010 unlevered free cash flow growth rate is gradually (on a linear basis) stepped down to perpetual growth over 10 years.

(2) Based on fully diluted shares of 125.0m, which includes options exercised given a market price of $6.60, and net debt of $104m adjusting for proceeds from options exercised.

Source: Based on Pluto Management Projections

DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]
                                                                            26

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS




                  COST OF EQUITY                                           WACC
------------------------------------------------      ----------------------------------------------------
Risk-free rate(1)                       4.60%         Mid-point CAPM                           20.6%
Equity risk premium(2)                  7.60%         % Equity-to-total capitalization        100.0%

Selected Beta (Low)                     2.05          After-tax cost of debt                      --
Selected Beta (High)                    2.15          % Debt-to-total capitalization            0.0%

------------------------------------------------      ----------------------------------------------------

CAPM COST OF EQUITY (LOW)               20.2%         WACC                                     20.6%

CAPM COST OF EQUITY (HIGH)              20.9%
------------------------------------------------      ----------------------------------------------------





                                      WACC SENSITIVITY
                     -----------------------------------------
                        EQUITY RISK PREMIUM          WACC
                               6.0%                  17.2%
                               7.0                   19.3%
                               8.0                   21.4%
                               9.0                   23.5%





(1)  Based on a 10 year T-bill as of 10/15/01.
(2) Based on the mid-point of the historical long-term equity market risk premiums of 8.1% for S&P500 and 7.1% for NYSE. Source: Ibbotson Associates.

DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]
                                                                            27

PLUTO SUMMARY VALUATION CONSIDERATIONS                                SECTION 3
--------------------------------------------------------------------------------

BETA COMPARISON ANALYSIS

                                   BETA (1)
                                -------------
ISPs
     Pluto                           2.31
     EarthLink                       2.12
     Internet America                2.05
     United Online(2)                1.93

--------------------------------------------------------------------
MEAN                                 2.10
MEDIAN                               2.09
--------------------------------------------------------------------


PORTALS
     AOL/Time Warner                 1.70
     GoTo.com                        2.45
     Looksmart                       1.94
     Yahoo!                          2.39

--------------------------------------------------------------------
MEAN                                 2.12
MEDIAN                               2.17
--------------------------------------------------------------------

(1)    Based on predicted betas. Source: BARRA
(2)    Formerly Juno and NetZero

DEUTSCHE BANC ALEX. BROWN
                          DEUTSCHE BANK [/]
                                                                            28

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

TAB C

Comparable company trading multiple analysis


DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             29

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

EARTHLINK RELATIVE VALUATION CONSIDERATIONS

EARTHLINK IS THE ONLY INDEPENDENT PURE-PLAY ISP OF SCALE AND THEREFORE THE ONLY POTENTIAL COMPARABLE TO PLUTO

HOWEVER, DEUTSCHE BANC ALEX. BROWN BELIEVES THAT EARTHLINK IS NOT A PARTICULARLY USEFUL COMPARABLE DUE TO VARIOUS DIFFERENCES BETWEEN THE TWO COMPANIES WHICH ARE OUTLINED AS FOLLOWS:

|-| EarthLink is the sole remaining pure-play ISP of scale

    - large subscriber base: 4.9 million subscribers versus 2.6 million Pluto subscribers (1)

    -   owns the customer relationship and thus claims to future revenue streams

    - over 4.3 million narrowband subscribers that can be upgraded to broadband

    -   captures lifetime value of subscriber through sale of premium services

|-| EarthLink is financially and strategically well-situated to execute its broadband subscriber acquisition and migration strategy

    -   no long term debt at 6/30/01

    -   approximately $600 million in cash and equivalents at 6/30/01

    - RBOCs, cable companies, and other telcos possess incentive to support EarthLink broadband offerings because they believe EarthLink competes with AOL Time Warner and Microsoft's broadband dominance

|-| EarthLink is independent and considered a less-threatening partner of choice

    -   has multiple relationships with DSL and cable providers



(1) Pluto's subscribers exclude approximately 700,000 Telmex and web hosting subscribers
Source: Publicly available information

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             30

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

                                                        Pluto projections(1)
                                ---------------------------------------------------------------
                                   2001E        2002E         2003E         2004E        2005E
                                   -----        -----         -----         -----        -----
Financial metrics ($mm)
Gross revenues                  $  418.0     $   515.5   $     587.0      $  619.2     $  675.5
Revenue CAGR through 2005           12.7%         9.4%          7.3%          9.1%
Differential versus Pluto

Adj. EBITDA(3)                  $   75.4     $   100.0   $     175.5      $  194.4     $  244.6
% margin                            18.0%        19.4%         29.9%         31.4%        36.2%

Adj. EBITDA CAGR through 2005       34.2%        34.7%         18.1%         25.8%
Differential versus Pluto

Subscribers (000s)
       Broadband                    1,100        1,600         2,211         2,833        3,539
       Narrowband                   1,805        1,875         1,939         1,907        1,875
       Web hosting                     18            9             6             0            0
       Telmex                         784        1,039         1,295             0            0
                                ---------------------------------------------------------------
Total subscribers                   3,707        4,523         5,450         4,740        5,413
Subscriber CAGR through 2005         9.9%         6.2%         (0.3%)        14.2%         7.2%

Owned subscribers(4)                1,753        1,775         1,804         1,763        1,731

Multiples
Monthly rev / sub               $    9.40    $    9.50  $       8.98     $   10.89    $   10.40

Monthly EBITDA / sub            $    1.70    $    1.84  $       2.68     $    3.42    $    3.77
Differential versus Pluto

                                                    EarthLink projections(2)
                               ------------------------------------------------------------
                                  2001E         2002E       2003E      2004E        2005E
                                  -----         -----       -----      -----        -----
Financial metrics ($mm)
Gross revenues                 $ 1,256.9      $ 1,506.7   $ 1,750.9  $ 1,969.2    $ 2,160.2
Revenue CAGR through 2005          14.5%          12.8%       11.1%       9.7%
Differential versus Pluto          13.7%          35.3%       52.4%       6.7%

Adj. EBITDA(3)                ($   24.5)      $   112.6   $   252.9  $   383.4    $   507.2
% margin                              NM           7.5%       14.4%      19.5%        23.5%

Adj. EBITDA CAGR through 2005         NM          65.2%       41.6%      32.3%
Differential versus Pluto             NM          87.6%      130.3%      25.2%

Subscribers (000s)
       Broadband                     500            850       1,250      1,600        1,900
       Narrowband                  4,325          4,370       4,420      4,470        4,520
       Web hosting                   175            180         185        190          195
       Telmex                          0              0           0          0            0
                             ---------------------------------------------------------------
Total subscribers                  5,000          5,400       5,855      6,260        6,615
Subscriber CAGR through 2005        7.0%           6.3%        5.7%

Owned subscribers(4)               5,000          5,400       5,855      6,260        6,615

Multiples
Monthly rev / sub             $    20.95      $    3.25  $    24.92  $   26.21    $   27.21
Differential versus Pluto          123.0%       144.8%        177.6%        140.8%       161.7%

Monthly EBITDA / sub         ($     0.41)     $    1.74  $     3.60  $    5.10    $    6.39
Differential versus Pluto              NM         (5.7%)      34.2%      49.3%        69.7%


(1) Based on Company model unless otherwise noted; 2001 - 2002 Revenue and EBITDA based on midpoint of guidance
(2) Public equity research
(3) Reported EBITDA plus bounty less cash bounty payments
(4) Pluto's owned subscribers exclude all Saturn subscribers (narrowband and broadband) and Telmex subscribers; Earthlink's owned subscribers equals total subscribers
Source: Publicly available information

Source: Publicly available information

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             31

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

|-| EarthLink enjoys broader research coverage and greater liquidity than Pluto

    - 12 analysts covering EarthLink (currently 11 buys and 1 hold) versus 2 (both holds) for Pluto

    - EarthLink's float to shares outstanding is currently 68% versus 22% for Pluto

|-| EarthLink is an attractive acquisition target

    - fragmented share ownership (after Sprint liquidation which is in process)

    -   no limiting strategic relationships

    -   superb cash flow growth expected

    - national subscriber base and operating platform attractive to a broad and diverse group of prospective acquirers

|-| EarthLink has higher projected growth rates and superior long-term EBITDA per sub



    Source: Publicly available information

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             32

Pluto summary valuation considerations                                 Section 3

TRADING COMPARABLES - INTERNET SERVICE PROVIDERS

(Figures in Millions, Except Per Share Data)


  Deutsche Banc Alex.
  Brown believes that
 Internet America and
United Online are not
  comparable to Pluto
due to differences in
   scale and business
               models

                                              Price         Equity
Company                       Ticker       10/15/2001       Value          Debt          Cash       TEV
-------------------------------------------------------------------------------------------------------------
EarthLink, Inc.                ELNK         $18.74         $3,430            $24           $601      $2,853
Internet America, Inc.         GEEK          $0.25             $2             $0             $1          $2
United Online, Inc.            UNTD          $2.79           $112             $7           $175        ($56)

Pluto at announcement                        $3.54           $429           $135            $17        $548
Pluto at initial offer price                 $5.45           $667           $135            $17        $785
Pluto at $6.60                               $6.60           $811           $135            $17        $929


                                       Gross revenue                        Adj. EBITDA                    LQ sub
                              --------------------------------------------------------------------------------------------
Company                       LQA          2001          2002          2002          2003           all            adj.
--------------------------------------------------------------------------------------------------------------------------
EarthLink, Inc.               $1,215       $1,257        $1,507        $113           $253             4.9           4.9
Internet America, Inc.           $35          $41            NA          NA             NA             0.1           0.1
United Online, Inc.             $165         $166            NA          NA             NA             6.7           6.7

Pluto (1)                       $422         $418          $516        $100           $175             3.3           2.6




                                  '01 - '05        '02 - '05  CAGR            '03 - '05
                                     CAGR    -----------------------------      CAGR
Company                               Rev        Rev            EBITDA          EBITDA
----------------------------------------------------------------------------------------
EarthLink, Inc.                     14.5%          12.8%         65.2%           41.6%
Internet America, Inc.                 NA             NA            NA              NA
United Online, Inc.                    NA             NA            NA              NA

Pluto (1)                           12.7%           9.4%         34.7%           18.1%

                                                                   TEV as a multiple of:
-------------------------------------------------------------------------------------------------------------------------
                                       Gross revenue                    Gross revenue / CAGR            Adj. EBITDA
                               ------------------------------------------------------------------------------------------
Company                        LQA          2001          2002          2001          2002          2002          2003
-------------------------------------------------------------------------------------------------------------------------
EarthLink, Inc.                  2.3x          2.3x         1.9x          15.7x        14.8x         25.3x         11.3x
Internet America, Inc.           0.1x          0.0x           NA             NA           NA            NA            NA

Pluto at announcement            1.3x          1.3x         1.1x          10.3x        11.3x          5.5x          3.1x
Pluto at initial offer price     1.9x          1.9x         1.5x          14.7x        16.2x          7.9x          4.5x

Pluto at $6.60                   2.2x          2.2x         1.8x          17.4x        19.1x          9.3x          5.3x



                                                    TEV as a multiple of:
------------------------------------------------------------------------------------------
                                     Adj. EBITDA / CAGR                 LQ sub
                               -----------------------------   ---------------------------
Company                              2002          2003           All            Adj.
------------------------------------------------------------------------------------------
EarthLink, Inc.                        38.9x         27.1x         $582             $582
Internet America, Inc.                    NA            NA          $14              $14

Pluto at announcement                  15.8x         17.3x         $165             $209
Pluto at initial offer price           22.6x         24.8x         $236             $299

Pluto at $6.60                         26.7x         29.3x         $280             $354

(1) Pluto projections based on mid-point of company guidance for 2001-2002 and Pluto management projections for 2003-2005

Source: Publicly available information


DEUTSCHE BANC ALEX. BROWN

                        DEUTSCHE BANK [/]                                    33

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

PLUTO IMPLIED TOTAL ENTERPRISE VALUE (TEV)

                                                     Assumed offer price
                                                   ----------------------
($ in millions)                          $3.54(1)    $5.45(2)    $6.60
                                      -----------------------------------
Shares outstanding                       121.0       121.0       121.0
In-the-money options                       1.0         3.9         4.0
Fully diluted shares outstanding (3)     122.0       124.9       125.0

Unadjusted equity value                  $ 432       $ 681       $ 825
less: options proceeds                   $   3       $  13       $  14
                                      -----------------------------------
Equity value                             $ 429       $ 667       $ 811
plus: debt                               $ 135       $ 135       $ 135
less: cash                               $  17       $  17       $  17
                                      -----------------------------------
Total enterprise value (TEV)             $ 548       $ 785       $ 929

(1) Pluto's closing price on the announcement date.
(2) Saturn's initial offer price.
(3) Includes Saturn's units in operating partnership and in-the-money warrants and options (based on Company's options schedule).
Source: Publicly available information and Pluto Management


DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             34

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

OFFER PRICE ANALYSIS: IMPLIED TRADING MULTIPLES

                                                                                         Assumed offer price
                                                                                    -----------------------------
                                                                        $     3.54    $     5.45    $     6.60
                                                                    ---------------------------------------------
Total enterprise value (TEV)                                            $      548    $      785    $      929
                                                             ELNK
TEV / LQA gross revenue                                                       1.3x          1.9x          2.2x
Premium (discount) to EarthLink                              2.3x           (44.7%)       (20.7%)        (6.2%)

TEV / 2001E gross revenue                                                     1.3x          1.9x          2.2x
Premium (discount) to EarthLink                              2.3x           (43.1%)       (18.3%)        (3.4%)

TEV / 2002E gross revenue                                                     1.1x          1.5x          1.8x
Premium (discount) to EarthLink                              1.9x           (43.9%)       (19.5%)        (4.8%)

TEV / 2002E adj. EBITDA                                                       5.5x          7.9x          9.3x
Premium (discount) to EarthLink                              25.3x          (78.4%)       (69.0%)       (63.3%)

TEV / 2003E adj. EBITDA                                                       3.1x          4.5x          5.3x
Premium (discount) to EarthLink                              11.3x          (72.3%)       (60.3%)       (53.1%)

TEV / LQ subscribers                                                    $      165    $      236    $      280
Premium (discount) to EarthLink                             $  582          (71.7%)       (59.4%)       (52.0%)

TEV / LQ adj. subscribers (1)                                           $      209    $      299    $      354
Premium (discount) to EarthLink                             $  582          (64.1%)       (48.6%)       (39.2%)

(1) LQ adjusted subscribers data excludes approximately 700,000 Telmex and web hosting subscribers as of 2Q2001.

Source: EarthLink information from publicly available data; Pluto projections based on mid-point of company guidance for 2001-2002 and Pluto management projections for 2003-2005

DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             35

PLUTO SUMMARY VALUATION CONSIDERATIONS                                 SECTION 3

OFFER PRICE ANALYSIS: IMPLIED GROWTH ADJUSTED MULTIPLES

                                                                                               Assumed offer price
                                                                                          ----------------------------
                                                                              $     3.54    $     5.45    $     6.60
                                                                            ------------------------------------------
Total enterprise value (TEV)                                                  $      548    $      785       $   929
                                                                    ELNK
TEV / 2001E gross revenue / CAGR (1)                                               10.3x         14.7x         17.4x
Premium (discount) to EarthLink                                     15.7x         (34.4%)        (5.9%)        11.4%

TEV / 2002E gross revenue / CAGR (2)                                               11.3x         16.2x         19.1x
Premium (discount) to EarthLink                                     14.8x         (24.1%)         8.9%         28.8%

TEV / 2002E adj. EBITDA / CAGR (3)                                                 15.8x         22.6x         26 .7x
Premium (discount) to EarthLink                                     38.9x         (59.5%)       (41.9%)       (31.2%)

TEV / 2003E adj. EBITDA / CAGR (4)                                                 17.3x         24.8x         29 .3x
Premium (discount) to EarthLink                                     27.1x         (36.3%)        (8.6%)          8.1%

(1) Revenue CAGR for 2001-2005
(2) Revenue CAGR for 2002-2005
(3) EBITDA CAGR for 2002-2005
(4) EBITDA CAGR 2003-2005
Source: EarthLink information from publicly available data; Pluto projections based on mid-point of company guidance for 2001-2002 and Pluto management projections for 2003-2005


DEUTSCHE BANC ALEX. BROWN

DEUTSCHE BANK [/]                                                             36

                                                                      EXHIBIT 11

[DEUTSCHE BANK LETTERHEAD]

                                                                October 17, 2001

The Independent Committee of the Board of Directors
Prodigy Communications Corporation
6500 River Place Boulevard, Building III
Austin, Texas 78730

Attention:  Mr. Robert McClane
          Chairman of the Independent Committee of the Board of Directors

     Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to the Independent Committee of the Board of Directors (the "Independent Committee") of Prodigy Communications Corporation (the "Company") in connection with a proposed tender offer by SBC Communications Inc. ("SBC") and SBC Internet Communications, Inc. ("SBC Internet"), an indirect, wholly-owned subsidiary of SBC, to acquire all of the outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Shares") not currently owned by SBC or its affiliates, and subsequent merger of SBC Internet with and into the Company (the "Merger"). On October 2, 2001, SBC and SBC Internet filed a Schedule TO and related documents, including the Offer to Purchase, subsequently amended by the Amendment No. 1 to the Schedule TO, filed on October 15, 2001 (collectively, the "Initial Schedule TO") with the Securities and Exchange Commission (the "SEC"), in which SBC and SBC Internet launched a tender offer to acquire the Shares not currently owned by SBC or its affiliates for $5.45 per Share in cash (the "Original Offer"). Pursuant to an Agreement and Plan of Merger (the "Agreement"), among the Company, SBC, and SBC Internet, SBC and SBC Internet will amend the Original Offer to increase the price offered in the tender offer (the "Revised Offer") to $6.60 per Share in cash (the "Consideration") and after the consummation of the Revised Offer, SBC and SBC Internet will effect the Merger in which any remaining holders of the Shares (other than shares held by dissenting stockholders) will receive the Consideration. The Revised Offer and the Merger are, collectively, referred to herein as the "Transaction". The Company has informed us that Telefonos de Mexico, S.A. de C.V. ("Telmex"), Telmex Financial Ventures, LLC and Carso Global Telecom, S.A. de C.V. and certain other persons and entities associated with Telmex, which, together, own approximately 59% of the Shares, will enter into a Stockholder Voting Agreement with SBC and SBC Internet to tender all of the Shares owned by them in the Offer and vote in favor of the Merger (the "Stockholder Voting Agreement").

     You have requested DBAB's opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to the holders of the Shares other than SBC and its affiliates.

     In connection with DBAB's role as financial advisor to the Independent Committee, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning the Company and SBC and certain internal analyses and other information furnished to it by management of the Company. DBAB has also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, DBAB has (i) reviewed the historical reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed relevant to its analyses, (iv) reviewed the terms of the Initial Schedule TO and a draft of the Agreement dated October 13, 2001, (v) took into account the expected terms of the Stockholder Voting Agreement, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate,

[DEUTSCHE BANK LETTERHEAD]

The Independent Committee of the Board of Directors
Prodigy Communications Corporation
October 17, 2001
Page  2

including SBC's current ownership of Shares and discussions with the Company's management regarding SBC's contractual relationship with the Company.

     DBAB has not assumed responsibility for independent verification of any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to management's financial forecasts and projections made available to DBAB by the Company's management and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. While the Company's management has provided DBAB with various alternative projections reflecting different possible scenarios for the Company's business, DBAB has relied for purposes of rendering its opinion on the alternatives that the Company's management has identified to DBAB as the appropriate scenarios to use for the purposes of its opinion, and therefore assumed that the Company's financial results will correspond with the projections in such alternatives, but in any event will fall between such alternatives. In rendering its opinion, DBAB expresses no view as to the reasonableness of any such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. DBAB was not requested to, and did not, solicit from any third party any indications of interest in acquiring all or any part of the Company or investigate any alternative transactions, and its opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company.

     For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of the Company, SBC and SBC Internet contained in the Agreement are true and correct, each of the parties thereto will perform all of the covenants and agreements to be performed by it under the Agreement and the Shareholder Voting Agreement, as the case may be, and all conditions to the obligations of each of the Company, SBC and SBC Internet to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by it, and the Agreement and any amendment to the Initial Schedule TO containing the terms and conditions of the Revised Offer will not contain any terms or provisions that will adversely affect DBAB's analyses. DBAB has further assumed that the Stockholder Voting Agreement will contain the terms described to it by the Company and will not contain any terms or provisions that will adversely affect DBAB's analyses.

     This opinion is addressed to, and is for the use and benefit of, the Independent Committee in considering the Transaction and is not a recommendation to the holders of the Shares whether or not to tender their shares or vote in favor of the Transaction. This opinion is limited to the fairness of the Consideration, from a financial point of view, to the holders of the Shares other than SBC and its affiliates, and DBAB expresses no opinion as to the merits of the underlying decision by the Independent Committee to approve the Agreement or recommend the Transaction to the holders of the Shares.

     DBAB will be paid a fee for its services as financial advisor to the Independent Committee in connection with the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group").

[DEUTSCHE BANK LETTERHEAD]

The Independent Committee of the Board of Directors
Prodigy Communications Corporation
October 17, 2001
Page  3

One or more members of the DB Group have, from time to time, provided, and in the future may provide, for customary compensation, investment banking, commercial banking and other financial services to the Company and SBC and their respective affiliates. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and SBC for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Shares other than SBC and its affiliates.

                                          Very truly yours,

                                          /s/ Deutsche Bank Alex. Brown Inc.
                                          --------------------------------------
                                          DEUTSCHE BANC ALEX. BROWN INC.

                                                                      EXHIBIT 12

                                                                  [PRODIGY LOGO]

                                                                October 19, 2001

Dear Prodigy Shareholder:

     Prodigy Communications Corporation has entered into a definitive agreement with SBC Communications Inc. pursuant to which SBC will acquire all of the outstanding shares of Prodigy's Class A common stock through a revised tender offer at $6.60 per share, leading to a subsequent merger. In addition to this letter, SBC has included its revised tender offer materials reflecting the increased offer price and other terms agreed with Prodigy.

     When SBC commenced its tender offer at $5.45 per share, Prodigy's Board of Directors delegated to an Independent Directors Committee the authority to determine Prodigy's recommendation to stockholders. The committee is comprised of those Directors who have no affiliation with SBC or any other major shareholder. The committee engaged its own counsel and financial advisors. The committee and its advisors began discussions with representatives of SBC regarding a possible increase in the price being offered. As a result of these discussions, SBC agreed to revise its tender offer, and the parties entered into the definitive merger agreement. Telmex and Carso Global Telecom, the owners of
59.3 percent of Prodigy's Class A common stock (approximately 34 percent of the total voting equity of the company), have agreed to accept the revised tender offer.

     The committee has determined that the merger agreement is fair to Prodigy's stockholders, and based on that determination, Prodigy recommends that stockholders accept SBC's amended tender offer and approve the merger. Prodigy filed with the Securities Exchange Commission today Amendment No. 2 to Schedule 14D-9 which is attached hereto. SBC filed Amendment No. 3 to its Schedule TO, including a Supplement to its Offer to Purchase that is being mailed to Prodigy stockholders. These documents describe the merger agreement and the amended offer in further detail.

     In making its determination, the committee considered a number of factors, including, without limitation, the following:

     1. The historical and current market prices of the Class A common stock and the fact that the revised offer price represents a substantial premium over the closing price of the Class A common stock of $3.54 on September 21, 2001, the last trading day prior to the announcement of the original tender offer and over the 10, 20 and 30 day trading days average prior to such announcement.

     2. The trading history of the Class A common stock and a comparison of such trading history with the stock trading histories of other companies in Prodigy's industry and of stock market indices that were deemed relevant.

     3. Prodigy's business, financial condition, results of operation, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects in light of the unsettled general economic conditions and the unstable industry conditions under which Prodigy is operating.

     4. The current and prospective conditions and trends in Prodigy's industry and the anticipated effect of such conditions and trends on Prodigy's business and its stockholders.

     5. The presentation of Deutsche Banc to the committee at its meeting on October 17, 2001, as to various financial and other matters relevant to the committee's consideration, a copy of which is attached as Exhibit 10 to Prodigy's Amendment No. 2 to Schedule 14D-9.

Prodigy Shareholder
October 19, 2001
Page

     6. The opinion of Deutsche Banc as of October 17, 2001, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the $6.60 per share in cash to be received by the stockholders of Prodigy, other than SBC and its affiliates, in the offer and the merger is fair, from a financial point of view, to such stockholders. The full text of Deutsche Banc's fairness opinion is attached to this letter and as Exhibit 11 to the amended Schedule 14D-9.

     7. The fact that the offer and the merger provide for a prompt cash tender offer for all shares of Class A common stock to be followed by the merger for the same consideration, thereby enabling Prodigy stockholders, at the earliest possible time, to obtain the benefits of the transaction in exchange for their shares of Class A common stock.

     8. The likelihood of the consummation of the offer and the merger and the limited conditions to the consummation of the offer and the merger.

     9. The representation of SBC that it will have sufficient funds to consummate the offer and the merger and the fact that the offer and the merger are not subject to a financing condition.

     10. The availability of, and the comparative risks and benefits to Prodigy's stockholders from pursuing, other strategic alternatives to maximize stockholder value, including remaining independent and executing Prodigy's long-term strategic plan.

     11. The judgment of the committee, based on extensive arm's length negotiations with SBC, that the offer price represented the highest price that SBC would be willing to pay in the offer.

     12. The advice of Prodigy's legal advisors with respect to the terms of the merger agreement, the offer and the merger.

     Thank you for your careful consideration of this matter. We encourage you to read Prodigy's amended Schedule 14D-9 and Prodigy's Form 10-K filed with the SEC and incorporated into Prodigy's 2000 Annual Report -- especially those portions entitled "SBC Transaction" and "Certain Factors That May Affect Future Operating Results" -- for a more thorough discussion of SBC's relationship with Prodigy and the potential for conflicts of interest.

                                          Sincerely,

                                          /s/ CHARLES FOSTER, CHAIRMAN
                                          --------------------------------------
                                          Charles Foster, Chairman

                                                                      EXHIBIT 13

                                                                  [PRODIGY LOGO]


                                          CONTACTS: PRODIGY COMMUNICATIONS CORP.
                                                    MEDIA:  Jeff Lowe
                                                    512.527.1126
                                                    INVESTORS:  Gregory Pettit
                                                    Gavin Anderson & Co.
                                                    212.515.1985

                 PRODIGY ANNOUNCES STRONG THIRD-QUARTER RESULTS
      REITERATES UPWARD EBITDA, REVENUE, SUBSCRIBER GUIDANCE FOR 2001, 2002

AUSTIN, TEXAS - October 19, 2001 - For the third consecutive reporting period in 2001, Prodigy Communications Corporation (NASDAQ: PRGY), a leading national Internet service provider (ISP) serving the largest number of DSL Internet subscribers, reported continued strong financial performance.

         In the third quarter, EBITDA* increased by 36 percent compared to the second quarter, and Prodigy management reiterated its 2001 EBITDA guidance, a 24 percent - 31 percent increase over the second-quarter forecast.

         Prodigy reported $95.3 million in net revenue for the third quarter, up from $91.6 million in the second quarter. Prodigy posted EBITDA of $18.3 million, up from $13.5 million in the second quarter. Net loss, including minority interest, for the quarter was ($29.1 million), or ($0.41) per share compared to a net loss of ($32.4 million) or ($0.46) in the second quarter, representing an 11 percent improvement over the second quarter.

         For the nine months ended September 30, net revenues were $279.2 million, EBITDA was $42.3 million and net loss for the first nine months of 2001 was $96.2 million or $1.37 per share.

         Prodigy owned and managed subscribers topped 3.5 million, including approximately 980,000 DSL subscribers, 1.8 million dial subscribers, and 740,000 managed Telmex subscribers. More than 120,000 DSL subscribers were added in the third quarter.

         Earlier this month, Prodigy announced it would raise the price of its unlimited dial service from $19.95/month to $21.95/month, effective October 1 for new members and November 1 for current members. This is the first price increase in the six years since Prodigy launched its Internet service in 1995.


                                     (more)

PRODIGY Q3 EARNINGS RELEASE/P.2

         Prodigy also announced it would launch its new Prodigy 7.0 in phases, beginning with a completely redesigned website currently scheduled for introduction on November 1. Enhanced, broadband-enabled software will follow later in the year, delivering a completely new Internet experience for consumers.

         "Prodigy is a strong turnaround story," said Charles Foster, chairman. "We have dramatically improved our financial performance, controlled expenses, added customers, and forecasted stronger-than-expected results for 2002."

         In response to the just-announced merger agreement between Prodigy and SBC, Foster said, "We at Prodigy see this opportunity as a new chapter in our proud history of leadership and innovation in the development of the Internet, and a greater opportunity to deliver better service to our customers and to compete in today's ISP market."

YEAR-END GUIDANCE

         On October 3, Prodigy revised upward its EBITDA, revenue and subscriber projections for 2001, based largely on the better-than-expected performance during the first three quarters of the current year. Prodigy expects 2001 total revenue, to be in the range of $360 million to $370 million.

         For the full year ending December 31, 2001, Prodigy reiterated that its EBITDA estimate is in the range of $52 million to $55 million. Net loss for the current year is expected to be between ($128) million and ($130) million. At year-end, Prodigy expects to have between 3.5 million and 3.7 million owned and managed subscribers, up from 3.4 million to 3.7 million previously estimated in the second quarter.

2002 GUIDANCE

         Prodigy reiterated its guidance for 2002, including net revenue to be in the range of $455 million to $480 million, a more than 20 percent increase over 2001, and EBITDA of $90 million to $95 million, a more than 60 percent increase over 2001.

         Prodigy Board Chairman Charles Foster, Prodigy President Paul Roth and Prodigy Chief Financial Officer Allen Craft will host a 10 a.m. EDT conference call today to discuss third-quarter 2001 results. The call-in number is (719) 457-2638, conference code 407473. The call will be simultaneously broadcast over the Internet. For more information on the Webcast, go to www.prodigy.com and click on "Investor Relations."


                                     (more)

PRODIGY Q3 EARNINGS RELEASE/P.3


* EBITDA is defined as net income/loss plus minority interest, depreciation and amortization, amortization of subscriber acquisition costs, and amortization of subscriber incentives.

ABOUT PRODIGY COMMUNICATIONS CORPORATION (www.prodigy.com): Prodigy Communications Corporation (NASDAQ: PRGY) is one of the nation's largest Internet service providers serving both owned and managed dial and DSL subscribers. With its alliance with SBC Communications, Prodigy is the industry leader in serving DSL subscribers. Prodigy delivers fast and reliable Internet access and user-friendly Internet-based products, services and information via a nationwide network covering more than 850 locations in all 50 states, allowing more than 90 percent of the U.S. population to access Prodigy's dial service with a local telephone call. Prodigy features superior content, e-mail and e-mail attachment capabilities, Prodigy Instant Messaging(TM), Prodigy Chat(TM), and Prodigy Online Communities, combined with the accessibility and freedom of direct access to the World Wide Web for all users. ProdigyBiz offers a powerful suite of specially designed Internet products and services for small business owners. Prodigy(R) en Espanol(TM), is the nation's first-ever, fully bilingual Spanish/English-language Internet service created especially for the U.S. Spanish-speaking population.

                                      # # #

This release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the intense competition in Prodigy's industry, subscriber turnover, disruption in Prodigy's network services or in other services provided by third parties, the challenges of integrating the Internet businesses of Prodigy and SBC Communications Inc., the possible failure to achieve the anticipated benefits of the agreements between Prodigy and SBC, the possible unavailability of sufficient financing to Prodigy as needed, as well as the risk factors detailed from time to time in Prodigy's periodic reports and registration statements filed with the Securities and Exchange Commission. Prodigy's business and operations are operated by a limited partnership, called Prodigy Communications Limited Partnership, of which Prodigy is the general partner and owns an approximate 57 percent interest and SBC Communications owns an approximate 43 percent interest.

                        PRODIGY COMMUNICATIONS CORPORATION
                 Condensed Consolidated Balance Sheets (Unaudited)
                      (in thousands except per share amounts)


                                                                              SEPTEMBER 30,        DECEMBER 31,
                                                                                  2001                 2000
                                                                               ---------             ---------
ASSETS:
Current assets:
     Cash and cash equivalents                                                 $  20,243             $  23,042
     Trade accounts receivable                                                     4,468                 7,683
     Due from affiliates                                                          22,062                 2,642
     Other current assets                                                          5,194                 4,256
                                                                               ---------             ---------

Total current assets                                                              51,967                37,623

Property and equipment, net                                                       19,423                30,005
Goodwill and other intangibles, net                                              441,617               596,350
Subscriber acquisition costs, net                                                 69,353               129,815
Restricted cash and other                                                          4,711                 8,872
                                                                               ---------             ---------
Total assets                                                                   $ 587,071             $ 802,665
                                                                               =========             =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:

     Accounts payable and accrued expenses                                     $  42,997             $  66,482
     Accrued restructuring and other costs                                        12,441                20,724
     Unearned revenue                                                             22,902                28,580
     Due to affiliate-short term                                                   4,875                    --
     Notes payable to related parties-short term                                 104,190                    --
     Capital lease obligation-short term                                           2,903                 6,879
                                                                               ---------             ---------
Total current liabilities                                                        190,308               122,665

Capital lease obligation-long term                                                 2,161                 6,535
Due to affiliate-long term                                                         9,749                    --
Notes payable to related parties-long term                                        15,000               137,000
                                                                               ---------             ---------
Total liabilities                                                                217,218               266,200

Minority interest                                                                157,968               229,373

Stockholders' equity:
     Class A common stock:  $.01 par value; 70,497,245 and
          70,212,598 shares issued and outstanding at September 30,
         2001 and December 31, 2000, respectively                                    705                   702
     Class B common stock:  $.01 par value; 1 share issued
         and outstanding at September 30, 2001 and December 31,
         2000, respectively                                                           --                    --
     Additional paid-in-capital-common stock                                     890,293               889,288
     Accumulated deficit                                                        (679,113)             (582,898)
                                                                               ---------             ---------

Total stockholders' equity                                                       211,885               307,092
                                                                               ---------             ---------

Total liabilities and stockholders' equity                                     $ 587,071             $ 802,665
                                                                               =========             =========

                       PRODIGY COMMUNICATIONS CORPORATION
           Condensed Consolidated Statements of Operations (Unaudited)
             (in thousands except per share and subscriber amounts)



                                                                          NINE MONTHS ENDED                    QUARTER ENDED
                                                                            September 30,                      September 30,
                                                                    ----------------------------      ----------------------------
                                                                        2001             2000             2001             2000
                                                                    -----------      -----------      -----------      -----------
Revenues:
     Internet and online service revenues                           $   245,658      $   197,187      $    87,171      $    79,147
     Amortization of subscriber incentives                              (39,498)         (39,802)         (12,877)         (13,535)
                                                                    -----------      -----------      -----------      -----------
       Internet and online service revenue, net of amortization         206,160          157,385           74,294           65,612
     Subscriber management fees                                          57,910           70,193           17,059           47,776
     Other                                                               15,158           18,815            3,932            7,687
                                                                    -----------      -----------      -----------      -----------
       Total revenues                                                   279,228          246,393           95,285          121,075

Operating costs and expenses:
     Cost of revenue                                                    121,235          135,840           39,160           68,861
     Sales and marketing                                                 50,050           66,580           21,108           31,393
     Product development                                                 11,639           10,714            4,731            3,789
     General and administrative (1)                                      93,383           89,762           24,797           40,727
     Depreciation and amortization                                      149,633          108,442           48,917           70,305
     Amortization of subscriber acquisition costs                         8,976            8,629            2,991            3,412
     Restructuring costs                                                     --           18,523               --            8,968
                                                                    -----------      -----------      -----------      -----------
       Total operating costs and expenses                               434,916          438,490          141,704          227,455
                                                                    -----------      -----------      -----------      -----------

Operating loss                                                         (155,688)        (192,097)         (46,419)        (106,380)

Other:
     Interest expense, net                                               11,816            8,439            4,192            3,117
     Minority interest in net loss                                      (71,405)         (63,754)         (21,567)         (46,643)
     Gain on asset/equity investments sale                                   --               --               --               --
     Other                                                                  116              (73)              19               (8)

                                                                    -----------      -----------      -----------      -----------
Net loss                                                            $   (96,215)     $  (136,709)     $   (29,063)     $   (62,846)
                                                                    ===========      ===========      ===========      ===========

EPS basic                                                           $     (1.37)     $     (2.04)     $     (0.41)     $     (0.90)
                                                                    ===========      ===========      ===========      ===========

Weighted average common shares outstanding                               70,296           66,950           70,418           69,866
                                                                    ===========      ===========      ===========      ===========


Other data:

Internet subscribers owned and managed at period end                  3,521,000        2,744,000        3,521,000        2,744,000
                                                                    ===========      ===========      ===========      ===========

EBITDA (2)                                                          $    42,303      $   (35,151)     $    18,347      $   (19,120)
                                                                    ===========      ===========      ===========      ===========

EBITDA (2) less integration and restructuring costs                 $    49,820      $    (7,294)     $    19,173      $    (6,487)
                                                                    ===========      ===========      ===========      ===========


(1) Includes SBC and Flashnet non-recurring integration costs of $7,517 and $9,334 for the nine months ended September 30, 2001 and 2000, respectively and $826 and $3,665 for the quarter ended September 30, 2001 and 2000, respectively.


(2) EBITDA represents net loss plus interest expense, minority interest, depreciation and amortization, amortization of subscriber acquisition costs and amortization of contract subscriber ("rebate") programs. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), or as a measure of the Company's liquidity.